                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                                      AMONG

                                J SAINSBURY PLC,

                              JS USA HOLDINGS INC.

                                       AND

                                ALBERTSON'S, INC.

                           DATED AS OF MARCH 25, 2004
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                                TABLE OF CONTENTS

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ARTICLE I      PURCHASE AND SALE; CLOSING.................................     1

      1.1   Purchase and Sale.............................................     1

      1.2   Purchase Price................................................     1

      1.3   Closing.......................................................     2

      1.4   Deliveries by Purchaser.......................................     2

      1.5   Deliveries by Seller and the Company..........................     2

      1.6   Intercompany Payables.........................................     3


ARTICLE II     REPRESENTATIONS AND WARRANTIES REGARDING SELLER............     3

      2.1   Corporate Status..............................................     3

      2.2   Authority.....................................................     3

      2.3   No Conflicts..................................................     4

      2.4   Ownership of Shares...........................................     4

      2.5   Intercompany Payables at Closing..............................     4


ARTICLE III    REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY.......     4

      3.1   Corporate Status, Etc.........................................     4

      3.2   Capitalization................................................     5

      3.3   No Conflicts; Consents........................................     6

      3.4   Financial Statements..........................................     7

      3.5   Absence of Undisclosed Liabilities............................     8

      3.6   Events Subsequent to Latest Financial Statements..............     9

      3.7   Tax Matters...................................................     9

      3.8   Litigation....................................................    11

      3.9   Compliance with Laws; Permits.................................    11

      3.10  Employee Benefits.............................................    12

      3.11  Labor Matters.................................................    14

      3.12  Real Property.................................................    15

      3.13  Tangible Personal Property....................................    16
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                                TABLE OF CONTENTS
                                   (continued)

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      3.14  Intellectual Property.........................................    16

      3.15  Contracts.....................................................    18

      3.16  Environmental Matters.........................................    19

      3.17  Affiliate Transactions........................................    20

      3.18  Insurance.....................................................    20

      3.19  Brokers.......................................................    20


ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF PURCHASER................    21

      4.1   Corporate Status..............................................    21

      4.2   Authorization, Etc............................................    21

      4.3   No Conflicts; Consents........................................    21

      4.4   Litigation....................................................    21

      4.5   Financial Ability to Perform..................................    22

      4.6   Brokers.......................................................    22

      4.7   Investment Intent.............................................    22


ARTICLE V      COVENANTS..................................................    22

      5.1   Conduct of the Company and the Company Subsidiaries...........    22

      5.2   Filings; Other Actions; Notification..........................    25

      5.3   Access and Information........................................    27

      5.4   Audited Financial Statements..................................    28

      5.5   No Solicitation; Acquisition Proposals........................    28

      5.6   Publicity.....................................................    29

      5.7   Employee Matters..............................................    29

      5.8   Operating Cash................................................    30

      5.9   Tax Matters...................................................    30

      5.10  Seller Guaranties.............................................    35

      5.11  Casualty; Condemnation........................................    35

      5.12  Insurance.....................................................    35

      5.13  Intellectual Property Matters.................................    36

      5.14  Noncompetition; No Solicitation...............................    37
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                                TABLE OF CONTENTS
                                   (continued)

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      5.15  Release of Obligations........................................    37

      5.16  Cooperation with Purchaser's Financing Efforts................    38

      5.17  General Transitional Assistance...............................    38


ARTICLE VI     CONDITIONS TO CLOSING......................................    38

      6.1   Conditions to the Obligations of Seller, Purchaser and
            the Company...................................................    38

      6.2   Conditions to the Obligation of Purchaser.....................    38

      6.3   Conditions to the Obligation of Seller and the Company........    39


ARTICLE VII    INDEMNIFICATION............................................    40

      7.1   Survival; Effect of Materiality Qualifiers....................    40

      7.2   Indemnification of Purchaser by Seller........................    40

      7.3   Indemnification of Seller by Purchaser........................    42

      7.4   Procedures Relating to Indemnification........................    42

      7.5   Limitations on Indemnification................................    44

      7.6   Exclusive Remedy..............................................    44

      7.7   Indemnity Payments............................................    44

      7.8   Coordination with Tax Covenant................................    44

      7.9   Knowledge.....................................................    44


ARTICLE VIII   TERMINATION................................................    45

      8.1   Termination...................................................    45

      8.2   Effect of Termination.........................................    45


ARTICLE IX     DEFINITIONS................................................    46

      9.1   Definition of Certain Terms...................................    46


ARTICLE X      GENERAL PROVISIONS.........................................    54

      10.1  Expenses......................................................    54

      10.2  Further Actions...............................................    55

      10.3  Certain Limitations...........................................    55
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                                TABLE OF CONTENTS
                                   (continued)

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      10.4  Notices.......................................................    55

      10.5  Binding Effect................................................    56

      10.6  Assignment; Successors; Third-Party Beneficiaries.............    56

      10.7  Amendment; Waivers, Etc.......................................    57

      10.8  Entire Agreement..............................................    57

      10.9  Severability..................................................    57

      10.10 Headings......................................................    57

      10.11 Counterparts..................................................    57

      10.12 Governing Law.................................................    57

      10.13 Consent to Jurisdiction, etc..................................    58

      10.14 Equitable Relief..............................................    58

      10.15 Waiver of Punitive and Other Damages and Jury Trial...........    58
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                                      -iv-

      STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of March 25,
2004, among J Sainsbury plc, a United Kingdom public limited company registered under the laws of England and Wales (the "Seller"), JS USA Holdings Inc., a Delaware corporation (the "Company"), and Albertson's, Inc., a Delaware corporation ("Purchaser"). Capitalized terms used herein are defined in Article IX.

                                R E C I T A L S:

      WHEREAS, the respective boards of directors of each of Seller, the Company and Purchaser have approved the execution and delivery of, and performance under, this Agreement by such party, in each case upon the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, Seller owns all of the issued and outstanding shares of common stock, par value $.01 per share, of the Company (the "Shares");

      WHEREAS, Seller, through the Company and Company Subsidiaries, is engaged in the business of owning and operating retail grocery stores under the Shaw's and Star banners in the United States (the "Business");

      WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller all of the Shares upon the terms and conditions contained in this Agreement; and

      WHEREAS, Seller, the Company and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

      NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth in this Agreement, and subject to and on the terms and conditions set forth in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE; CLOSING

      1.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell and transfer the Shares to Purchaser, and Purchaser agrees to purchase the Shares from Seller, free and clear of any Liens (the "Purchase").

      1.2 Purchase Price. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing Purchaser shall pay Seller a net purchase price of (i) $2,475,000,000 minus (ii) the net adjustment of $341,491,588 set forth on
Schedule 1.2 hereto (as such amount may be further adjusted pursuant to Section 1.2(b), the "Purchase Price"), by wire transfers of immediately available funds as follows:

            (i) First, to one or more accounts to be designated in writing by Seller to Purchaser not less than two business days prior to the Closing Date, the amount by which the Purchase Price exceeds the Loan Repayment Amount; and

            (ii) Second, to one or more accounts to be designated in writing by Seller to Purchaser not less than two business days prior to the Closing Date, funds sufficient (collectively, the "Loan Repayment Amount") to repay in full all outstanding principal and interest, and any other amounts due and payable as of the Closing Date under, and to satisfy and discharge all of the Company's and the Subsidiaries' obligations in respect of, all outstanding loans, notes or other debt obligations of the Company or the Subsidiaries, on the one hand, to Seller and its Affiliates (other than the Company and the Subsidiaries), on the other hand (collectively, the "Intercompany Payables").

      (b) In the event that the 2004 Audited Financial Statements reflect results of operations for the Company and the Company Subsidiaries for the fiscal year ended February 28, 2004 equating to less than $350,000,000 of EBITDA for such fiscal year, the net amount to be paid by Purchaser to Seller for the Purchase shall be reduced by the Adjustment Amount.

      1.3 Closing. The closing of the Purchase (the "Closing") shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 10:00 a.m., New York City time, on the third business day following the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions); provided, however, that the Closing shall take place no earlier than the later of (i) April 30, 2004 or (ii) the sixth business day following the satisfaction or waiver of the condition set forth in Section 6.2(d); or at such other place, time and date as the parties may agree. The "Closing Date" shall be the date upon which the Closing occurs.

      1.4 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller the following:

      (a) The Purchase Price by wire transfer of immediately available funds to the accounts designated by Seller pursuant to Section 1.2(a);

      (b) The certificate to be delivered pursuant to Section 6.3(c); and

      (c) Such other documents and instruments necessary to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement, all of which, together with the documents and instruments referred to above, shall be in form and substance reasonably satisfactory to Seller.

      1.5 Deliveries by Seller and the Company. At the Closing, Seller and the Company shall deliver to Purchaser the following:

      (a) A certificate or certificates representing the Shares, duly endorsed in blank or accompanied by share transfer forms duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed;

      (b) The certificate to be delivered pursuant to Section 6.2(c);

      (c) Written resignations, effective as of the Closing, of any non-executive directors of the Company and the Company Subsidiaries;

      (d) All minute books, stock record books (or similar registries) and corporate (or similar) records and seals of each of the Company and the Company Subsidiaries;

      (e) A receipt acknowledging payment of the Purchase Price by Purchaser in full satisfaction of Purchaser's obligations under this Section 1.5 (but subject to any further obligations contained in this Agreement);

      (f) The general release and discharge in favor of the Company and the Company Subsidiaries referred to in Section 5.15 (Release of Obligations);

      (g) A certificate in form and substance satisfactory to Purchaser that complies with Section 1445 of the Code, duly executed and acknowledged, certifying that the transactions contemplated hereby are exempt from withholding pursuant to the provisions of the Foreign Investors Real Property Tax Act and specifying therein the facts supporting the exemption; and

      (h) Such other documents and instruments necessary to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement, all of which, together with the documents and instruments referred to above, shall be in form and substance reasonably satisfactory to Purchaser.

      1.6 Intercompany Payables. The wire transfer or transfers in respect of the Loan Repayment Amount pursuant to Section 1.2(a)(ii) shall be deemed to occur immediately after title to the Shares passes to Purchaser at the Closing. Purchaser, by paying the Loan Repayment Amount in satisfaction of the respective portions thereof owed by the Company and Shaw's Supermarkets, Inc. to SIL and Shaw's Finance LLC, respectively, shall be deemed to have advanced to the Company and Shaw's Supermarkets, Inc. an amount equal to the respective portions of the Loan Repayment Amount owed by them to SIL and Shaw's Finance LLC, respectively. Seller shall be deemed to receive such wire transfer or transfers on behalf of, and as agent for, SIL and Shaw's Finance LLC, in satisfaction of the respective amounts of the Intercompany Payables owed to them by the Company and Shaw's Supermarkets, Inc., respectively. Each of Purchaser and Seller and their respective Affiliates shall account for and treat the payment and receipt of such wire transfer or transfers in the manner described above for all purposes, including without limitation for financial reporting purposes and purposes of all Tax Returns.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                REGARDING SELLER

      Seller hereby represents and warrants to Purchaser as follows:

      2.1 Corporate Status. Seller is a public limited company duly incorporated and validly existing under the laws of England and Wales.

      2.2 Authority. Seller has full power and authority to enter into this Agreement, to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation by

Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Seller, and this Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally or, as to enforceability, by general equitable principles.

      2.3 No Conflicts. The execution and delivery of this Agreement by Seller the performance of its obligations hereunder and the consummation of the transactions contemplated hereby will not (i) result in any violation of the Organizational Documents of Seller or (ii) subject to the Company's obtaining the Consents referred to in Section 3.3(b), conflict with, breach or violate any Law, Governmental Order or Permit to which Seller is a party or by which it or its properties or assets is subject or bound, except in the case of clause (ii) for such breaches, violations or defaults which would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Seller to consummate the transactions contemplated hereby.

      2.4 Ownership of Shares. The sale and delivery of the Shares as contemplated by this Agreement are not subject to any preemptive right, right of first refusal or other right or restriction. Seller is the record and beneficial owner of, and has good and valid title to, all of the Shares, free and clear of any Liens. Upon the delivery of the Shares as provided in Section 1.5 (Deliveries by Seller and the Company), Purchaser will acquire good and valid title to the Shares, free and clear of any Liens.

      2.5 Intercompany Payables at Closing. Immediately prior to the Closing, after giving effect to the Restructuring Transactions, the only Intercompany Payables outstanding will be those owed by the Company and Shaw's Supermarkets, Inc. to SIL and Shaw's Finance LLC in the respective principal amounts of $978,507,000 and $300,333,000, plus accrued and unpaid interest thereon.

                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

      Subject to the exceptions set forth in the disclosure letter delivered to Purchaser on or prior to the date hereof (the "Disclosure Letter"), each of which exceptions, in order to be applicable to any particular representation or warranty, shall specifically indicate the Section, or subsection, of this
Article III to which it relates (except to the extent that the applicability of such exception to such Section or subsection is otherwise readily apparent), Seller represents and warrants to Purchaser as follows:

      3.1 Corporate Status, Etc.

      (a) Organization. Schedule 3.1(a) of the Disclosure Letter lists all of the Company Subsidiaries and their respective jurisdictions of organization. The Company and each of the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, has all requisite power and authority to own or lease and operate its properties and assets and to carry on its business as presently conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the ownership, lease or operation of its assets or properties or conduct of its business requires such qualification or license, except where the failure to be so organized, qualified, licensed or in good standing, or to have such power or authority, individually or in the aggregate, have not had or resulted and would not be reasonably likely to have or result in a Material Adverse Effect.

      (b) Organizational Documents. Seller has furnished to Purchaser a complete and correct copy of the Organizational Documents of each of the Company and the Company Subsidiaries, in each case as currently in effect. All such Organizational Documents are in full force and effect and no other organizational documents are applicable to or binding upon the Company or any of the Company Subsidiaries. Seller has made available to Purchaser complete and correct copies of the minutes of the meetings or written consents of the shareholders (or other equityholders) and the board of directors (or similar bodies) and any committee thereof of each of the Company and the Company Subsidiaries.

      (c) Authorization, Etc. The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action of the Company and this Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally or, as to enforceability, by general equitable principles.

      3.2 Capitalization.

      (a) The Company. The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $.01 per share, of which 101 shares, which constitute the Shares, are issued and outstanding. The Shares constitute the only issued and outstanding shares of capital stock of the Company, have been duly authorized and are validly issued, fully paid and nonassessable. There are no issued and outstanding securities, rights or obligations which are convertible into, exchangeable for, or exercisable to acquire any capital stock or other equity securities of the Company.

      (b) Company Subsidiaries. Schedule 3.2(b) of the Disclosure Letter lists for each of the Company Subsidiaries the shares of capital stock or other equity securities of such Company Subsidiary that are authorized, the shares of capital stock or other equity securities of such Company Subsidiary that are issued and outstanding, the Persons owning such issued and outstanding shares and the number of shares owned by each such Person. All issued and outstanding shares of capital stock or other equity securities of the Company Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable and owned by the Persons listed in Schedule 3.2(b) of the Disclosure Letter, each of which Persons has good and valid title to the shares or other securities so owned by it, free and clear of any Liens. All of the outstanding shares of capital stock or other equity interests of each Company Subsidiary are owned, directly or indirectly, by the Company. There are no issued and outstanding securities, rights or obligations which are convertible into, exchangeable for, or exercisable to acquire any capital stock or other equity securities of any Company Subsidiary.

      (c) Agreements with Respect to Company Securities. There are no, and neither the Company nor any Company Subsidiary is bound by or subject to any,
(i) preemptive or other outstanding rights, subscriptions, options, warrants, conversion, put, call, exchange or other rights, agreements, commitments, arrangements or understandings of any kind pursuant to which the Company or any Company Subsidiary, contingently or otherwise, is or may become obligated to offer, issue, sell, purchase, return or redeem, or cause to be offered, issued, sold, purchased, returned or redeemed, any Company Securities; (ii) stockholder agreements, voting trusts, proxies or other agreements or understandings to which the Company or any Company Subsidiary is a party or to which the Company or any Company Subsidiary is bound relating to the holding, voting, sale, purchase, redemption or other acquisition of Company Securities; or (iii) agreements, commitments, arrangements, understandings or other obligations to declare, make or pay any dividends or distributions, whether current or accumulated, or due or payable, on any Company Securities. Except for this Agreement, neither the Company nor any Company Subsidiary is, or is obligated to become, a party to any Contract for the sale of or is otherwise obligated to sell, transfer or otherwise dispose of any Company Securities.

      (d) No Equity Interests or Other Outstanding Investment Obligations. Except with respect to the ownership of capital stock of the Company Subsidiaries, the Company and the Company Subsidiaries do not own, directly or indirectly, beneficially or of record, any capital stock of or other equity or voting securities or interests in any other Person. Neither the Company nor any Company Subsidiary is a party to any stockholder agreements, voting trusts or other agreements or understandings relating to the voting, purchase, redemption or other acquisition of any shares of capital stock or equity interests in any other Person. There are no outstanding obligations of the Company or any Company Subsidiary to make any investment in or provide funds (whether in the form of a loan, capital contribution or otherwise), and neither the Company nor any Company Subsidiary currently has outstanding any such investment or provision of funds, to any other Person. No Person is in default with respect to such Person's obligation to repay any loan to the Company or any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company or any Company Subsidiary on any matter.

      3.3 No Conflicts; Consents.

      (a) No Conflicts. The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby will not, (i) result in the violation of the Organizational Documents of the Company or of any Company Subsidiary, (ii) subject to obtaining the Consents referred to in Section 3.3(b), conflict with, breach or violate any Law, Governmental Order or Permit to which the Company or any Company Subsidiary is a party or by which any of them or their respective properties or assets are subject or bound, (iii) conflict with, result in the breach or violation of, constitute a default under, or result in the termination, amendment, cancellation, suspension or acceleration (whether after the giving of notice or the lapse of time or both) of any rights, obligations or penalties under, or result in a loss of any benefit under any Contract not otherwise terminable by the other party thereto on 90 days' or less notice to which the Company or any Company Subsidiary is a party or by which any of them or their respective properties or assets are subject or bound or (iv) result in the creation or imposition of any Liens other than Liens created by or resulting from the actions of Purchaser or any of its respective Affiliates, except in the case of clauses (ii), (iii) or (iv) above for such conflicts, breaches, violations, defaults, terminations, amendments, cancellations, suspensions, accelerations or Liens that, individually or in the aggregate, have not had or resulted and would not be reasonably likely to have or result in a Material Adverse Effect.

      (b) Consents. Except as required under the HSR Act, no Consent of or with any Governmental Entity or third Person is required to be obtained, made or effected by or with respect to Seller, the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement by Seller or the Company or the performance of their obligations hereunder, except for such Consents the failure of which to obtain, individually or in the aggregate, have not had or resulted and would not be reasonably likely to have or result in a Material Adverse Effect.

      3.4 Financial Statements. (a) The Company has provided to Purchaser complete and correct copies of combined statements of income, changes in stockholders' equity and cash flows of the combined operations of Shaw's Supermarkets Inc., a corporation organized under the laws of the Commonwealth of Massachusetts, and Star Markets Company Inc., a corporation organized under the laws of the Commonwealth of Massachusetts (together, the "Operating Companies"), and their Subsidiaries for the fiscal years ended March 2, 2002 and March 1, 2003 and combined balance sheets of the Operating Companies as at such dates, together with the notes thereto, in each case audited by PricewaterhouseCoopers LLP, the Operating Companies' certified public accountants (the "Audited Financial Statements"). The Audited Financial Statements (i) have been prepared, in all material respects, in accordance with GAAP applied on a consistent basis during the periods involved; (ii) present fairly, in all material respects, the combined financial position of the Operating Companies and their Subsidiaries as at the dates thereof and the combined results of operations, changes in stockholders' equity and cash flows of the Operating Companies and their Subsidiaries for the periods then ended; and (iii) accurately reflect in all material respects the books of account and other financial records of the Operating Companies and their Subsidiaries.

      (b) The Company has provided to Purchaser complete and correct copies of unaudited combined statements of operations, changes in stockholders' equity and cash flows of the Operating Companies for each four-week period from March 2, 2003 through (and including) February 28, 2004 and unaudited combined balance sheets as at the end of each such period (the "Operating Companies Unaudited Financial Statements"). The Operating Companies Unaudited Financial Statements
(i) present fairly, in all material respects, the combined financial position of the Operating Companies and their Subsidiaries as at the dates thereof and the combined results of operations, changes in stockholders' equity and cash flows of the Operating Companies and their Subsidiaries for the periods then ended; and (ii) accurately reflect in all material respects the books of account and other financial records of the Operating Companies and their Subsidiaries.

      (c) The Company has provided to Purchaser complete and correct copies of unaudited consolidated statements of operations, changes in stockholders' equity and cash flows of the Company and the Company Subsidiaries for the fiscal years ended March 2, 2002 and March 1, 2003 and for the fifty-two week period ending February 28, 2004, and unaudited consolidated balance sheets of the Company and the Company Subsidiaries as at the end of each such fiscal year and such period (the "Company Unaudited Financial Statements" and, together with the Operating Companies Unaudited Financial Statements and the Audited Financial Statements, the "Financial Statements"). The Company Unaudited Financial Statements (i) have been prepared, in all material respects, in accordance with GAAP applied on a consistent basis during the periods involved (except that the Company Unaudited Financial Statements are subject to normal year-end adjustments and do not contain all footnote disclosure required by GAAP); (ii) present fairly, in all material respects, the consolidated financial position of the Company and the consolidated Company Subsidiaries as at the dates thereof and the consolidated results of operations, changes in stockholders' equity and cash flows of the Company and the Company Subsidiaries for the periods then ended; and (iii) accurately reflect in all material respects the books of account and other financial records of the Company and the Company Subsidiaries.

      (d) At all times since March 2, 2001, the Company has had in effect internal accounting controls that provide reasonable (but not absolute) assurance (i) that assets of the Company and the Company Subsidiaries are protected and transactions are properly recorded and (ii) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No reportable conditions or material weaknesses (each as defined in AU 325 of the AICPA Professional Standards) have been discovered in connection with the audits of the Audited Financial Statements by the Operating Companies' certified public accountants.

      (e) All accounts and notes receivable of the Company and the Company Subsidiaries have arisen in the ordinary course of business and the Company and the Company Subsidiaries have established and maintain in their books of account and other financial records, in accordance with GAAP, adequate allowances for doubtful accounts and similar reserves in respect thereof.

      (f) The inventories of the Company and the Company Subsidiaries consist of items of a quantity and quality usable or saleable in the ordinary course of business consistent with past practices and are adequate for the operation of the Business in the ordinary course consistent with past practice and are properly valued in their books of account and other financial records at the lesser of cost or fair market value on a LIFO basis in accordance with GAAP.

      3.5 Absence of Undisclosed Liabilities. Except (i) as fully and adequately reflected or reserved against in the Financial Statements and (ii) for Liabilities incurred in the ordinary course of business consistent with past practice subsequent to February 28, 2004 that, individually or in the aggregate, have not had or resulted and would not be reasonably likely to have or result in a Material Adverse Effect, the Company and the Company Subsidiaries do not have any Liabilities.

      3.6 Events Subsequent to Latest Financial Statements. Since March 1, 2003, and other than in connection with the transactions contemplated by this Agreement, (i) the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practice and (ii) there has been no change, development or effect or combination of changes, developments or effects that, individually or in the aggregate, have had or resulted or would be reasonably likely to have or result in a Material Adverse Effect. Since March 1, 2003, neither the Company nor any Company Subsidiary has declared, set aside or paid any dividends or distributions on, or made any other distributions in respect of, any Company Securities (other than, in each case, cash dividends or distributions by the Company or a Company Subsidiary to Seller or its Subsidiaries).

      3.7 Tax Matters. Except as, individually or in the aggregate, have not had or resulted and would not be reasonably likely to have or result in a Material Adverse Effect:

      (a) All Tax Returns that are required to be filed on or before the Closing Date by or with respect to the Company or any Company Subsidiary have been or will be timely filed on or before the Closing Date, and all such Tax Returns are or will be true, correct and complete in all respects. All Taxes due and owing with respect to the taxable periods covered by such Tax Returns (whether or not shown to be due and payable on such Tax Returns) have been or will be timely paid in full.

      (b) All deficiencies asserted in connection with, and all assessments made as a result of examinations of, the Tax Returns referred to in Section 3.7(a) have been paid in full. There are no Liens on any of the Assets of the Company or any Company Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes.

      (c) All Taxes which the Company or any Company Subsidiary have been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or shall be duly and timely paid to the proper Taxing Authority (whether or not shown to be due and payable on any Tax Return).

      (d) The unpaid Taxes of the Company and the Company Subsidiaries in respect of Pre-Closing Tax Periods (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (disregarding for this purpose any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Company Unaudited Financial Statements for the period ending February 28, 2004 and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past practices of the Company and the Company Subsidiaries in filing their Tax Returns. Since the date of the Company Unaudited Financial Statements for the period ending February 28, 2004, neither the Company nor any of the Company Subsidiaries has incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice.

      (e) Neither the Company nor any Company Subsidiary is or has been required to include any item of income in, or exclude any item of deduction or loss from, taxable income for any Post-Closing Tax Period as a result of any (i) change in accounting method under Section 481(a) of the Code (or any similar provision of state, local or foreign Law) for a taxable period ending on or prior to the Closing Date, (ii) "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in the Treasury Regulations relating to Section 1502 of the Code (or any similar provision or state, local or foreign Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, or (vi) dual consolidated loss provision of Treasury Regulation Section 1.1503-2, including without limitation any recapture requirement of Treasury Regulation Section 1.1503-2(g)(2).

      (f) None of the Company or any Company Subsidiary is a party to, or otherwise bound by or subject to, any Tax sharing, allocation or indemnification or similar agreement, provision or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments to any Person after the Closing.

      (g) The Company is the common parent of an affiliated group that has continuously filed consolidated U.S. federal income Tax Returns since February 27, 1999. Within the 10-year period preceding the date of this Agreement, each Company Subsidiary has continuously been a member of the affiliated group of which the Company is the common parent. None of the Company or any Company Subsidiary (i) has ever been a member of an affiliated, combined, consolidated or unitary tax group for purposes of filing any Tax Return, other than, for purposes of filing consolidated U.S. federal income Tax Returns, a group of which the Company was the common parent or (ii) otherwise has any potential liability with respect to the Taxes of any other Person (other than the Company or the Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, or a successor, or by contract or otherwise.

      (h) No claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any of the Company Subsidiaries, as the case may be, is or may be subject to taxation by that jurisdiction. Schedule 3.7(h) of the Disclosure Letter contains a list of all jurisdictions to which any Taxes are properly payable by the Company or any Company Subsidiary.

      (i) No written agreement or other document extending, or having the effect of extending, the period of assessment, deficiency or collection of any Taxes payable by the Company or any Company Subsidiary is in effect as of the date hereof, and neither the Company nor any Company Subsidiary is, as of the date hereof, the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the IRS or any other Taxing Authority) within which to file any Tax Return not previously filed.

      (j) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company or any Company Subsidiary.

      (k) Neither Seller nor the Company nor any Company Subsidiary has received any written or oral notice from any Taxing Authority of any threatened Tax audit, examination, refund litigation, adjustment in controversy or requests for information. There are no pending foreign, federal, state or local audits, examinations, refund litigations, adjustments in controversy or requests for information.

      (l) Neither the Company nor any of the Company Subsidiaries has distributed the stock of another Person, or has had its stock distributed by another Person, within the five-year period preceding the date of this Agreement, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

      (m) Neither the Company nor any of the Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

      (n) Each of JS Finance LLC and Shaw's Finance LLC has currently, and, including SIL from its inception (collectively, the "LLCs") has currently, and will have through the Closing Date, validly elected to be disregarded as an entity separate from the Company for United States federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3.

      (o) The Company is not a party to any understanding or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code, nor has the Company participated in a reportable transaction as defined in Treasury Regulation Section 1.6011-4(b) and (c)(3).

      (p) Except as a direct result of the consummation of the transactions contemplated by this Agreement, there is no limitation on the utilization of any Tax attributes of the Company or any Company Subsidiary.

      (q) The Shares do not constitute "chargeable securities" within the meaning of Section 99 of the Finance Act of 1986.

      3.8 Litigation. There are no Legal Proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that, individually or in the aggregate, have had or resulted or if determined adversely to the Company or such Company Subsidiary would be reasonably likely to have or result in a Material Adverse Effect.

      3.9 Compliance with Laws; Permits. (a) The business of the Company and each Company Subsidiary has not been, and is not being, conducted in violation of any federal, state or local law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, declaration, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, "Laws"), except for violations or possible violations that, individually or in the aggregate, have not had or resulted and would not be reasonably likely to have or result in a Material Adverse Effect. No investigation or review by any Governmental Entity with respect to either the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not, individually or in the aggregate, be reasonably likely to have or result in a Material Adverse Effect. Neither the Company nor any

Company Subsidiary or any of their respective assets or properties is subject to any material Government Order.

      (b) The Company and each Company Subsidiary has all governmental permits, licenses, franchises, certificates, variances, exemptions, exceptions, orders and other governmental authorizations, consents, clearances and approvals necessary to operate its properties and Assets and conduct its business as presently conducted ("Permits"), except those Permits the failure of which to possess, individually or in the aggregate, have not had or resulted and would not be reasonably likely to have or result in a Material Adverse Effect. All Permits are in full force and effect in all material respects. There has occurred no material breach of or default (with or without notice or lapse of time or both) under any Permit and none of the Company or the Company Subsidiaries has received any notice, and there has been no action, suit or proceeding filed, commenced or, to the knowledge of the Company, threatened alleging any such breach or default or otherwise seeking to revoke, terminate suspend or modify any Permit or to impose any fine, penalty or other sanctions. The Company and the Company Subsidiaries have filed all reports, notifications and filings with, and have paid all regulatory fees to, the applicable Governmental Entity necessary to maintain all of their Permits in full force and effect, except in each case for any Permits the failure of which to be in full force and effect, individually or in the aggregate, have not had or resulted and would not be reasonably likely to have or result in a Material Adverse Effect.

      (c) No payment program, including Medicare, Medicaid, TRICARE, workers' compensation, Blue Cross/Blue Shield programs, and all other health maintenance organizations, preferred provider organizations, health benefit plans, health insurance plans, and other third party reimbursement and payment programs (the "Payment Programs") has requested or threatened any material recoupment, refund or set-off from the Company or any Company Subsidiary and there is no basis therefor. No Payment Program has imposed a fine, penalty or other sanction on the Company or any Company Subsidiary. None of the Company or any Company Subsidiary (i) has been excluded from participation in any Payment Program, (ii) submitted to any Payment Program any false or fraudulent claim for payment or
(iii) to the knowledge of the Company, at any time violated any condition for participation, or any rule, regulation, policy or standard of any Payment Program.

      3.10 Employee Benefits. Except as, individually or in the aggregate, have not had or resulted or would not be reasonably likely to have or result in a Material Adverse Effect:

      (a) All benefit and compensation plans, programs, practices (e.g., payroll practices), contracts, policies or arrangements covering current or former employees of the Company and the Company Subsidiaries (the "Employees") and current or former directors of the Company, or with respect to which the Company or any of the Company Subsidiaries has any Liability for such Employees or directors, including "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefit Plans") are listed on
Schedule 3.10(a)(i) of the Disclosure Letter. With respect to all Benefit Plans listed on Schedule 3.10(a)(i) of the Disclosure Letter, true and complete copies of summary plan descriptions, plan documents, administrative memoranda, summaries of material modifications or internal policies related to plan administration, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto have been made available to Purchaser. In addition, the Company has furnished or made available to Purchaser true and complete copies of the most recent annual report (Form 5500), financial statement, actuarial valuation and favorable determination letter, if any, with respect to each Benefit Plan. Schedule 3.10(a)(ii) of the Disclosure Letter separately identifies all written employment, severance and retention agreements with any Employee, officer or director of the Company or any Company Subsidiary ("Company Employment Agreements").

      (b) All Benefit Plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA (each, a "Multiemployer Plan") have been operated and maintained in accordance with their respective terms and with ERISA, the Code and other applicable Laws. Each Benefit Plan which is subject to ERISA (an "ERISA Plan") that is an "employee pension benefit plan" within the meaning of
Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code. Neither the Company nor any Company Subsidiary has engaged in a transaction with respect to any ERISA Plan that could subject the Company or any Company Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or
Section 502(i) of ERISA. Neither the Company nor any Company Subsidiary has incurred or reasonably expects to incur a material Tax or penalty imposed by
Section 4980F of the Code or Section 502 of ERISA.

      (c) No Liability under Title IV of ERISA, other than premium payments and reporting obligations to the Pension Benefit Guaranty Corporation, has been or is expected to be incurred by the Company or any Company Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). The Company and the Company Subsidiaries have not incurred, and no event has occurred that could cause the Company or the Company Subsidiaries to incur, any withdrawal liability with respect to a Multiemployer Plan under Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event", within the meaning of
Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 18-month period ending on the date hereof.

      (d) All contributions that were required to be made under each Benefit Plan have been timely made and all obligations in respect of each Benefit Plan have been accrued in accordance with GAAP and reflected in the Financial Statements.

      (e) Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Required minimum contributions to any Pension Plan under Section 412 of the Code are not subject to increase by application of Section 412(l) of the Code due to any existing or prior event, and it is not reasonably anticipated that such provision will become applicable. Neither the Company nor any Company Subsidiary has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

      (f) Under each Pension Plan other than a Multiemployer Plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material adverse change in the financial condition of such Pension Plan since the last day of the most recent plan year.

      (g) There is no material pending or, to the knowledge of the Company threatened, claim or litigation relating to the Benefit Plans other than routine claims for benefits. Neither the Company nor any Company Subsidiary has any obligations for retiree health and life benefits under any ERISA Plan or Company Labor Agreements except as required by Section 4980B of the Code. The Company or the Company Subsidiaries may amend or terminate any such plan at any time without incurring any Liability thereunder other than in respect of claims incurred prior to such amendment or termination.

      (h) There has been no amendment to, announcement by the Company or any Company Subsidiary relating to, or change in employee participation or coverage under, any Benefit Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, except as described in the Company's Severance Pay Plan, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (iii) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Purchaser to merge, amend or terminate any of the Benefit Plans or (iv) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

      3.11 Labor Matters. Except as, individually or in the aggregate, have not had or resulted and would not be reasonably likely to have or result in a Material Adverse Effect, there are no labor strikes, labor disputes, slowdowns, work stoppages or lockouts pending or, to the knowledge of the Company, threatened with respect to any Employee. The Company has previously provided to Purchaser correct and complete copies of all labor and collective bargaining agreements, Contracts or other agreements or understandings with a labor union or labor organization to which the Company or any Company Subsidiary is party or by which any of them are otherwise bound (collectively, the "Company Labor Agreements"). The consummation of the transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any of the Company Labor Agreements, except for any such payments that, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect. Neither the Company nor any Company Subsidiary has committed any unfair labor practices, and there is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable state agency pending or, to the knowledge of the Company, threatened, except for any such matters that, individually or in the aggregate, have not had or resulted and would not be reasonably likely to have or result in a Material Adverse Effect. There is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which the Company or any Company Subsidiary has employed or currently employs any Person, except for any such matters that, individually or in the aggregate, have not had or resulted and would not be reasonably likely to have or result in a Material Adverse Effect. The Company and the Company Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment, employment practices, wages, hours, terms and conditions of employment. Each of the Company and the Company Subsidiaries is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act"), and all other notification and bargaining obligations arising under any Company Labor Agreement, Law or otherwise.

      3.12 Real Property. (a) Schedule 3.12(a) of the Disclosure Letter lists all real property which is owned in fee by the Company and the Company Subsidiaries (the "Owned Real Property"). Except in each case as would not, individually or in the aggregate, be reasonably likely to have or result in a Material Adverse Effect, the Company or a Company Subsidiary, as the case may be, has good and marketable title to and is the record owner of the Owned Real Property listed on Schedule 3.12(a) of the Disclosure Letter, free and clear of all Liens except Permitted Liens, and except for the Leased Property, no Person owns any real property used by the Company and the Company Subsidiaries except the Company and the Company Subsidiaries. None of the Owned Real Property is subject to any right or option of any other Person to purchase or lease an interest in such Owned Real Property, and no Person other than the Company and the Company Subsidiaries has any right to use, occupy or lease any of the Owned Real Property (other than any right pursuant to a Permitted Lien). Neither the Company nor any Company Subsidiary is obligated to mortgage any of the Owned Real Property or to acquire fee ownership of any real property subject to a mortgage.

      (b) The Company has provided to Purchaser complete and correct copies of all real property leases and subleases of the Company and the Company Subsidiaries (the "Leased Real Property") and any and all material ancillary documents pertaining thereto to which the Company or any Company Subsidiary is a party or is bound (the "Leases"). Except as, individually or in the aggregate, have not had or resulted and would not be reasonably likely to have or result in a Material Adverse Effect, each of the Leases (including any option to purchase contained therein) is legal, valid, binding and enforceable and in full force and effect and, to the knowledge of the Company, is enforceable against the landlord which is party thereto in accordance with its terms, and there exists no material default or event of default (or any event that with notice or lapse of time or both would become a material default or event of default) on the part of the Company or any Company Subsidiary under any Leases. Except as, individually or in the aggregate, have not had or resulted and would not be reasonably likely to have or result in a Material Adverse Effect, no lessor has any right of termination or cancellation under any Lease, except upon a material breach or default by the Company or a Company Subsidiary, as applicable, thereunder. Except as, individually or in the aggregate, have not had or resulted and would not be reasonably likely to have or result in a Material Adverse Effect, none of the Company or any Company Subsidiary has assigned or sublet its interest under any Lease.

      (c) Except as, individually or in the aggregate, have not had or resulted and would not be reasonably likely to have or result in a Material Adverse Effect, the Company and the Company Subsidiaries own (or in the case of leased or licensed assets or properties, have a valid right to use) all of the assets and properties of any kind or nature necessary for the conduct of the Business as presently conducted.

      (d) Except as, individually or in the aggregate, have not had or resulted and would not be reasonably likely to have or result in a Material Adverse Effect, to the knowledge of the Company, none of the Company or any Company Subsidiary, with respect to any part of the Owned Real Property or the Leased Property, is (i) in violation of any zoning, subdivision or building Law applicable thereto; (ii) subject to the taking by condemnation, expropriation or eminent domain any part of such property; (iii) subject to the commencement of enforcement proceedings with respect to delinquent Taxes; or (iv) in violation of a condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement. No on-site dry cleaning operations are conducted on any parcel of Owned Real Property or within any store on the Leased Real Property or, to the knowledge of the Company, on any other part of the Leased Real Property.

      (e) Except as, individually or in the aggregate, have not had or resulted and would not be reasonably likely to have or result in a Material Adverse Effect, (i) each of the buildings, structures, equipment and other tangible assets of the Company and the Company Subsidiaries on the Owned Real Property and Leased Property is in good and usable condition, subject to normal wear and tear and normal industry practice with respect to maintenance, and is adequate and suitable for the purposes for which it is presently being used, (ii) the Company and the Company Subsidiaries have rights of egress and ingress with respect to each of the Owned Real Properties and Leased Properties that is sufficient for them to conduct the business conducted thereat consistent with past practice and (iii) there are no material defects in or other material adverse conditions affecting the Owned Real Properties or Leased Properties.

      3.13 Tangible Personal Property. Except with respect to the Owned Real Property and the Leased Property and except as has not had or resulted and, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect, either the Company or a Company Subsidiary has good, valid and marketable title to or, in the case of leased assets, a valid, binding and enforceable leasehold interest in, all tangible assets reflected on the unaudited combined balance sheet dated February 28, 2004 as being owned by the Company or the Company Subsidiaries or purchased or acquired by the Company or a Company Subsidiary after February 28, 2004, in each case free and clear of any Liens other than Permitted Liens.

      3.14 Intellectual Property. Except as, individually or in the aggregate, have not had or resulted and would not be reasonably likely to have or result in a Material Adverse Effect:

      (a) Schedule 3.14(a) of the Disclosure Letter sets forth a true and complete list of all (i) Registered and/or material Intellectual Property owned by the Company or the Company Subsidiaries, indicating for each Registered item the registration or application number and the applicable filing jurisdiction (collectively, the "Scheduled Intellectual Property") and (ii) all Contracts granting rights to the Company or any Company Subsidiary to use third party Intellectual Property (except "shrink wrap" or "click wrap" contracts but including nonassertion and similar agreements) or granting rights to third parties to use Intellectual Property owned by the Company or any Company Subsidiary or otherwise affecting or limiting the rights of the Company in Intellectual Property such as nonassertion or coexistence agreements. Either the Company or a Company Subsidiary exclusively owns (beneficially, and of record where applicable) all Scheduled Intellectual Property, free and clear of all Liens (other than Permitted Liens), exclusive licenses and non-exclusive licenses not granted in the ordinary course of business. The Scheduled Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the use thereof by the Company or any Company Subsidiary or their rights thereto. Either the Company or a Company Subsidiary has sufficient rights to use all Intellectual Property used in the Business as presently conducted and to be used in the Business as currently proposed by Seller to be conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. To the knowledge of the Company, neither the Company nor any Company Subsidiary has infringed or otherwise violated the Intellectual Property rights of any third party. There is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or threatened against the Company or any Company Subsidiary concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Scheduled Intellectual Property. To the knowledge of the Company, no valid basis for any such litigation, opposition, cancellation, proceeding, objection or claim exists. To the Company's knowledge, no Person is violating any Scheduled Intellectual Property right or other Intellectual Property right that the Company or any Company Subsidiary holds exclusively.

      (b) The Company and the Company Subsidiaries have taken all reasonable measures necessary to protect the confidentiality of all Trade Secrets that are owned, used or held by them, and to the knowledge of the Company, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.

      (c) The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and the Company Subsidiaries in connection with the conduct of the Business, and have not materially malfunctioned or failed within the past three (3) years. To the Company's knowledge, the IT Assets do not contain any "time bombs," "Trojan horses," "back doors," "trap doors," "worms," viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization the IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in its documentation. To the Company's knowledge, no person has gained unauthorized access to the IT Assets. To the Company's knowledge, none of the IT Assets contains any shareware, open source code, or other software whose use requires disclosure or licensing of Intellectual Property.

      3.15 Contracts. Schedule 3.15 of the Disclosure Letter lists all Material Contracts. The term "Material Contracts" means all of the following types of Contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective Assets is bound or otherwise subject as of the date hereof (other than Organizational Documents of the Company, agreements related to employee benefits, agreements related to labor matters, real property leases and agreements related to intellectual property the last four of which are provided for in Sections 3.10, 3.11, 3.12, and 3.14, respectively):

      (a) all Contracts evidencing indebtedness in excess of $5,000,000;

      (b) joint venture and limited partnership agreements;

      (c) each material distribution, supply, inventory, purchase, franchise, license, agency or advertising Contract which (i) in the case of distribution, supply, inventory and purchase Contracts, is reasonably likely to involve consideration of more than $10,000,000, in the aggregate, over the term of such Contract, and in the case of franchise, license, agency or advertising Contracts, is reasonably likely to involve consideration of more than $2,500,000, in the aggregate over the term of such Contract, (ii) has a term longer than one year or (iii) is exclusive, or which, in any case, cannot be cancelled without penalty or further payment and without more than 90 days' notice;

      (d) stock purchase agreements, asset purchase agreements and other acquisition or divestiture Contracts relating to the acquisition, lease or disposition by the Company or Company Subsidiaries of material assets and properties or any capital stock or other equity interest of the Company or Company Subsidiaries, in each case under which the Company or Company Subsidiaries has any executory indemnification obligations or any other material on-going obligations;

      (e) all Contracts relating to commitments to open or operate new stores, to remodel or refurbish existing stores or to acquire related equipment or services;

      (f) all Contracts with respect to any hedging, swap, forward, future or derivative transaction or option or similar Contract involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or any similar transaction or any combination of these transactions;

      (g) any Contract (or group of related Contracts) requiring future payments or expenditures relating to investigation, cleanup, abatement, remediation or similar actions in connection with liabilities under Environmental Laws and which is likely to involve consideration of more that $250,000 in the aggregate over the term of such Contract (or group of related Contracts);

      (h) all management Contracts (excluding Contracts for employment) and Contracts with other consultants, including any Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company

Subsidiary and which is likely to involve consideration of more than $1,500,000 in the aggregate over the term of such Contract;

      (i) all Contracts that limit, or purport to limit, the ability of the Company or any Company Subsidiary before or after the Closing to compete in any line of business or with any Person or to operate in any geographic area or during any period of time;

      (j) all material Contracts not made in the ordinary course of business;
and

      (k) all other Contracts, whether or not made in the ordinary course of business, which are material to the Company or any Company Subsidiary, or the absence of which, individually or in the aggregate, would be reasonably likely to have or result in a Material Adverse Effect.

The Company has provided to Purchaser complete and correct copies of all of the Material Contracts. To the knowledge of the Company, each Material Contract is in full force and effect and valid, binding and enforceable against the other parties thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally or, as to enforceability, by general equity principles. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any other Person is in material breach or violation of, or default under, any Material Contract. To the knowledge of the Company, no event has occurred which would result in a breach of or default under, require any consent or other action by any Person under, or give rise to any penalty or right of termination, cancellation or acceleration of any right or obligation of the Company or any Company Subsidiary or to a loss of any benefit to which the Company or any Company Subsidiary is entitled under (in each case, with or without notice or lapse of time, or both) any Material Contract.

      3.16 Environmental Matters. (a) Except as disclosed in Schedule 3.16 to the Disclosure Letter or the Environmental Assessments:

            (i) the Company and the Company Subsidiaries are in compliance with all Environmental Laws applicable to the operation of the Business except for such noncompliance as, individually or in the aggregate, has not had or resulted and would not be reasonably likely to have or result in a Material Adverse Effect;

            (ii) the Company and the Company Subsidiaries possess all Permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of the Business as presently conducted except as, individually or in the aggregate, has not had or resulted and would not be reasonably likely to have or result in a Material Adverse Effect;

            (iii) neither the Company nor any Company Subsidiary has received any written claim, notice of violation or citation concerning any violation or alleged violation of any applicable Environmental Law, except for matters that have been resolved or are no longer outstanding or as, individually or in the aggregate, have not had or resulted and would not be reasonably likely to have or result in a Material Adverse Effect;

            (iv) there are no writs, injunctions, decrees, orders or judgments outstanding, or any Legal Proceeding pending or, to the Company's knowledge, threatened, concerning compliance by the Company or any Company Subsidiary with any Environmental Law, except for matters that have been resolved or are no longer outstanding or as, individually or in the aggregate, have not had or resulted and would not be reasonably likely to have or result in a Material Adverse Effect; and

            (v) to the knowledge of the Company, neither the Company nor any Company Subsidiary has incurred any Liability under or relating to any Environmental Law, except for Liabilities that, individually or in the aggregate, have not had or resulted and would not be reasonably likely to have or result in a Material Adverse Effect.

      (b) The Company has provided to Purchaser complete and correct copies of all significant environmental studies, audits, assessments or investigations ("Environmental Assessments") that are in the possession or subject to the control of Seller, the Company or any Company Subsidiary concerning compliance by the Company or any Company Subsidiary with, or Liability or obligations of the Company or any Company Subsidiary under, any Environmental Laws.

      (c) Notwithstanding any other representation and warranty in Article III, the representations and warranties contained in this Section 3.16 constitute the sole representations and warranties of Seller relating to any Environmental Law.

      3.17 Affiliate Transactions. Other than as described in the notes to the Financial Statements, there are no material transactions or agreements between the Company or any Company Subsidiary, on the one hand, and any Affiliate or stockholder, officer or director of the Company, on the other, that require the fulfillment of any obligations, Liabilities or payments by the Company on or after the Closing Date. As of the Closing, the Company and the Company Subsidiaries will not require any significant continued access to or material use of any assets, properties, personnel, services or other resources of Seller or any of its Affiliates (other than by Company and the Company Subsidiaries) of any kind or nature in order to conduct the operations of the Business in the ordinary course consistent with past practice.

      3.18 Insurance. Schedule 3.18 of the Disclosure Letter contains a complete and correct list of all material insurance policies for the benefit of or providing coverage with respect to the Company or any Company Subsidiary or any of their respective Assets, businesses, operations, employees, officers and directors (the "Company Insurance Policies"). The Company has provided to Purchaser accurate summaries of the material provisions of all Company Insurance Policies. There are no outstanding unpaid claims under any of the Company Insurance Policies in excess of $500,000 per claim. Neither the Company nor any Company Subsidiary has received notice of cancellation, termination or non-renewal of any Company Insurance Policy or has been denied insurance coverage.

      3.19 Brokers. The Company has no Liability to pay any brokerage or finder's commission, fee or similar compensation in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                                    PURCHASER

         Purchaser represents and warrants to Seller as follows:

      4.1 Corporate Status. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

      4.2 Authorization, Etc. Purchaser has full power and authority to enter into this Agreement, to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Purchaser, and this Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally or, as to enforceability, by general equitable principles.

      4.3 No Conflicts; Consents. (a) The execution and delivery of this Agreement by Purchaser does not, and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby will not
(i) result in any violation of the Organizational Documents of Purchaser or (ii) subject to obtaining the Consents referred to in Section 4.3(b), conflict with, breach or violate any Law, Governmental Order or Permit to which Purchaser is a party or by which it or its properties or assets is subject or bound, except in the case of clause (ii) for such breaches, violations or defaults which would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated hereby.

      (a) Except as required under the HSR Act, no Consent of or with any Governmental Entity or third party (in respect of any Contracts to which Purchaser or any of its Affiliates is a party or by which it or any of its Affiliates is bound or to which its or any of its Affiliates' assets are subject) is required to be obtained by Purchaser in connection with the execution and delivery of this Agreement or the performance of its obligations hereunder, except for such Consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated hereby.

      4.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, that question the validity of this Agreement or that would reasonably be expected to prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated hereby.

      4.5 Financial Ability to Perform. As of the date hereof, Purchaser has delivered to Seller a complete and correct copy of the commitment letter (the "Financing Letter") attached as Exhibit A hereto from Banc of America Securities LLC with respect to financing for the transactions contemplated hereby. Purchaser will have at and after the Closing cash in an aggregate amount sufficient for Purchaser to perform all of its obligations hereunder and with respect to the transactions contemplated hereby.

      4.6 Brokers. Except for the fees and expenses of Banc of America Securities LLC, which shall be paid by Purchaser, Purchaser has no Liability to pay any brokerage or finder's commission, fee or similar compensation in connection with the transactions contemplated by this Agreement.

      4.7 Investment Intent. Purchaser is acquiring the Shares for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities Laws.

                                   ARTICLE V

                                    COVENANTS

      5.1 Conduct of the Company and the Company Subsidiaries. (a) From the date hereof through the Closing, except as expressly provided in this Agreement or as otherwise consented to in writing in advance by Purchaser (such consent not to be unreasonably withheld), the Company shall, and shall cause the Company Subsidiaries to, conduct its and their businesses only in the ordinary course of business consistent with past practice and shall use all commercially reasonable efforts to (i) preserve intact their respective material Assets, current business organizations and material relationships with third parties, (ii) preserve, in all material respects, the goodwill and relationships with customers, suppliers and others having significant business dealings with such businesses, (iii) maintain in full force and effect until the Closing substantially the same levels of coverage of insurance with respect to the Assets, operations and activities of the Company and the Company Subsidiaries as are in effect as of the date of this Agreement, (iv) comply in all material respects with all Laws applicable to any of the Company and the Company Subsidiaries, (v) maintain in full force and effect, and comply with, all of the material Permits and (vi) maintain their respective books and records in accordance with past practice.

      (b) From the date hereof through the Closing, except as expressly provided in this Agreement or consented to in writing in advance by Purchaser (such consent not to be unreasonably withheld), the Company shall not, and will cause the Company Subsidiaries not to:

            (i) amend or modify its Organizational Documents or corporate structure, other than in connection with the Restructuring Transactions, or the terms of any outstanding Company Securities;

            (ii) (A) issue, sell, transfer, grant, pledge, dispose of or otherwise encumber any Company Securities, (B) declare, set aside or pay any dividends or distributions on, or make any other distributions in respect of, any Company Securities, (C) split, combine or reclassify any of its outstanding Company Securities or (D) purchase, redeem or otherwise acquire or dispose of any Company Securities;

            (iii) make any investment in, or make any loan, advance or capital contribution to, any Person (other than the Company or a Company Subsidiary) otherwise than in the ordinary course of business consistent with past practice or in an aggregate amount in excess of $100,000;

            (iv) acquire (including by merger, consolidation, acquisition of stock or assets, license or lease) assets, properties, rights, businesses or stores from any Person, other than the acquisitions of inventory, supplies and immaterial assets in the ordinary course of business consistent with past practice;

            (v) (A) sell, assign, lease, transfer, license, or otherwise dispose of, or extend or exercise any option to sell, assign, lease, transfer, license, or otherwise dispose of, any store, office, distribution center or any material Assets, other than sales of inventory in the ordinary course of business consistent with past practice, (B) mortgage or pledge any Assets of the Company or the Company Subsidiaries, or create or suffer to exist any Lien (other than a Permitted Lien) thereupon, in each case other than in the ordinary course of business consistent with past practice or (C) close any store;

            (vi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

            (vii) fail to maintain its books and records in accordance with GAAP or make any change in any method of accounting or Tax, pension or accounting practice, policy, principle or procedure, except as required by any changes in GAAP or applicable Law;

            (viii) (A) fail to file any Tax Return on the date due therefor, including extensions, (B) file a Tax Return that is not true and complete in all respects, (C) make, change or rescind any material Tax election,
      (D) change any annual Tax accounting period, change any material method of Tax accounting or file for any change in accounting method, (F) file any amended Tax Return, (G) enter into any closing agreement, (H) waive or extend the statute of limitations in respect of Taxes, (I) settle any Tax claim or assessment or surrender any right to claim for a material Tax refund, or (J) take any other action if, in any such case, such action is likely to materially increase the Tax liability of the Company or any of the Company Subsidiaries for any Post-Closing Tax Period or to materially decrease any Tax attribute of the Company or any of the Company Subsidiaries existing on the Closing Date;

            (ix) pay, discharge, cancel or satisfy (a) Intercompany Payables or Taxes or (b) any material claims or Liabilities, other than the payment, discharge or satisfaction when due or otherwise in the ordinary course of business consistent with past practice;

            (x) create, incur or assume any Indebtedness other than trade accounts payable in the ordinary course of business consistent with past practice or enter into any Capital Lease Obligations other than in respect of the Freeport, Maine store (#495), the

      Medway, Massachusetts store (#164) and the New Fairfield, Connecticut store (Candlewood #217);

            (xi) incur, authorize or commit to make any capital expenditure (including for store remodelings, openings and relocations, store signage and information systems), other than (A) maintenance, repair and upkeep in the ordinary course of business consistent with past practice or (B) in accordance with the Company's capital budget;

            (xii) permit inventory purchases or commitments to exceed seasonal levels consistent with past practice or make any material changes or modifications to any pricing policies other than in the ordinary course of business consistent with past practice;

            (xiii) cancel any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any Indebtedness owed to, or claims held by, the Company or any Company Subsidiary), except for cancellations made or waivers granted in the ordinary course of business consistent with past practice which, in the aggregate, are not material;

            (xiv) except with respect to any non-de minimis portion of its trade accounts payable, (A) fail to pay its trade accounts payable in the ordinary course of business consistent with past practice or (B) extend the terms of payment, whether by contract, amendment, act, deed, or course of dealing, of any trade account payable other than in the ordinary course of business consistent with past practice;

            (xv) commence, compromise or settle, or take any material action with respect to, any Legal Proceedings, other than the prosecution, defense and settlement of Legal Proceedings in the ordinary course of business consistent with past practice;

            (xvi) other than in the ordinary course of business consistent with past practice, amend, supplement, modify, waive, terminate, assign, convey, encumber or otherwise transfer, in whole or in part, its rights or interests under or in any Material Contract, Company Employment Agreement, Company Labor Agreement, material Lease or Contract related to Intellectual Property or enter into any Contract that would be a Material Contract, Company Employment Agreement, Company Labor Agreement, Lease or Contract related to Intellectual Property if such Contract had been in effect on the date of this Agreement;

            (xvii) except (A) as may be required under the terms of existing Benefit Plans or by Law and (B) for immaterial amendments of any Benefit Plan in the ordinary course of business consistent with past practice that would not increase liability to the Company, (1) establish, adopt, enter into, amend, agree to amend or terminate any Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement or
      (2) establish, adopt, enter into, amend, agree to amend or terminate any existing Benefit Plans maintained by Seller, to the extent such amendment would increase the annual cost to the Company or any Company Subsidiary of providing payments or benefits thereunder;

            (xviii) grant, pay or provide to any officer or Employee of the Company or the Company Subsidiaries any increase in or enhancement to wages, bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements except (A) as may be required under the terms of existing Benefit Plans, Company Employment Agreements or by applicable Law or (B) increases in annual rates of base salary or wages payable as a result of normal performance reviews performed in the ordinary course of business consistent with past practice;

            (xix) transfer or relocate management level employees other than in the ordinary course of business consistent with past practice;

            (xx) effectuate or announce a "plant closing" or "mass layoff," as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or Employee of the Company or the Company Subsidiaries;

            (xxi) change any business policies which relate to advertising, promotional activities, pricing, labor relations, sales, returns or product acquisitions, in each case other than in the ordinary course of business consistent with past practice;

            (xxii) except to the extent required by applicable Law, take any action that could reasonably be expected to result in (A) any representation and warranty of Seller set forth in this Agreement ceasing to be true and correct in any material respect or (B) any condition to the Closing set forth in Article VI not being satisfied;

            (xxiii) take any action that, or fail to take any action the failure of which to be taken, could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby; or

            (xxiv) take, offer, propose or authorize any of, or commit or agree to take any of, the foregoing.

      5.2 Filings; Other Actions; Notification. (a) Each of Purchaser, Seller and the Company shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and submitting as promptly as practicable all documentation to effect all necessary notices, reports, submissions and other filings and to obtain as promptly as practicable all Consents and Permits necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, as promptly as practicable on or after the date of this Agreement, Seller and the Company shall give any notices required to be given under any Leases, Material Contracts, Company Labor Agreements, Benefit Plans and Contracts relating to Scheduled Intellectual Property, shall use their commercially reasonable efforts to obtain prior to Closing any Consent required under any Leases, Material Contracts, Company Labor Agreements, Benefit Plans and Contracts relating to Scheduled Intellectual Property and shall concurrently deliver to Purchaser a copy of each such notice delivered and each such Consent received. Subject to (i) applicable Laws relating to the exchange of information and the direction of any Governmental Entity and (ii) matters not related to the Business that Seller or Purchaser reasonably determines should not be disclosed to the other due to confidentiality concerns, Purchaser, on the one hand, and Seller and the Company, on the other hand, shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Purchaser or Seller and the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of Seller, the Company and Purchaser shall act reasonably and as promptly as practicable. Without limiting the foregoing, the parties shall cause all necessary initial filings with all Governmental Entities in connection with the HSR Act to be made as promptly as practicable on or after the date of this Agreement, and in any event no later than three (3) business days after the date of this Agreement. Each of Purchaser, Seller and the Company will respond promptly under the circumstances to any requests for additional information by any Governmental Entity in connection with the transactions contemplated by this Agreement, including promptly filing a response to a "second request" from an applicable Governmental Entity in connection with its review of the transactions contemplated by this Agreement pursuant to the HSR Act.

      (b) Subject to applicable Laws relating to the exchange of information and the direction of any Governmental Entity, each of Seller and the Company, on the one hand, and Purchaser, on the other hand, shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, submission, filing, notice or application made by or on behalf of Purchaser, Seller, the Company or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the approval of or Consent to the transactions contemplated by this Agreement.

      (c) Subject to applicable Laws relating to the exchange of information and the direction of any Governmental Entity, (i) each of Seller and the Company, on the one hand, and Purchaser, on the other hand, shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including (A) promptly furnishing the other with copies of notices or other communications (if written) or summaries thereof (if oral) received by Purchaser or Seller and the Company, as the case may be, or any Company Subsidiary, from any third party or any Governmental Entity (including any notice or communication alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement);
(B) promptly informing the other of any communications or discussions with any such third party or Governmental Entity, in each case with respect to the transactions contemplated by this Agreement (including without limitation in connection with all approvals required under the HSR Act); (ii) Seller and the Company shall give prompt notice to Purchaser of any notice or other communication from any Person, development, event or circumstance that could reasonably have or result in a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement; (iii) Purchaser shall give prompt notice to Seller and the Company of any change, development, event or circumstance that could reasonably prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement; and (iv) neither Seller and the Company, on the one hand, nor Purchaser, on the other hand, shall permit any of its officers, directors or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated by this Agreement, unless it consults with the other party in advance and gives the other party the opportunity to attend and participate thereat.

      5.3 Access and Information. (a) Subject to applicable Laws relating to the exchange of information and the direction of any Governmental Entity, prior to the Closing, (i) Seller shall provide to Purchaser and its representatives after the date of execution of this Agreement any information and documents reasonably requested by Purchaser primarily relating to the Company, the Company Subsidiaries and their respective businesses, operations, affairs, properties, books and records, including such information and documents relating to Company Subsidiaries involved in or a party to the Restructuring Transactions, that are not available at or through the Company or the Company Subsidiaries and shall use commercially reasonable efforts to provide Purchaser and its representatives with reasonable access to personnel from PricewaterhouseCoopers LLP directly involved in the audit of the 2004 Audited Financial Statements (it being understood that all such access be coordinated through Seller and no direct contact shall be made by Purchaser or its representatives to PricewaterhouseCoopers LLP without the prior consent of Seller), (ii) Seller, the Company and each Company Subsidiary shall permit Purchaser and its representatives after the date of execution of this Agreement to have reasonable access at reasonable times to the personnel, properties, books and records of the Company and the Company Subsidiaries, provided that any such access may not unreasonably interfere with the conduct of the business of Seller or the Company and (iii) the Company and each Company Subsidiary shall furnish such information and documents in its possession relating to the Company and the Company Subsidiaries as Purchaser may reasonably request. Prior to the Closing, all information provided or obtained pursuant to the foregoing shall be held by Purchaser in accordance with and subject to the terms of the Confidentiality Agreement, dated October 24, 2003, between Purchaser and Seller (the "Confidentiality Agreement").

      (b) To the extent permissible under applicable Law, from the Closing until the fifth anniversary of the Closing, Purchaser will afford promptly to Seller and its agents reasonable access at reasonable times to the books, records and auditors of the Company and the Company Subsidiaries to the extent reasonably required by Seller for financial reporting and accounting matters and the preparation and filing of any Tax Returns for any period ending on or before the Closing Date or any taxable period beginning on or before the Closing Date; provided that any such access by Seller may not unreasonably interfere with the conduct of the business of the Company or Purchaser. From and after the Closing, Seller shall (i) hold all information relating to the Company, the Company Subsidiaries or the Business possessed by or subject to the control of Seller (including all information provided or obtained pursuant to the immediately preceding sentence) in accordance with and subject to the terms of the Confidentiality Agreement as though the terms thereof restricted disclosure and use of such information by Seller and its representatives in the same manner and to the same degree as it restricts disclosure and use by Purchaser and its representatives of Information (as such term is defined therein) and such restrictions are to remain in effect after the Closing without any time limitation and (ii) not use any such information to the detriment of the Business.

      (c) Seller hereby assigns to Purchaser, effective as of the Closing, Seller's rights under any confidentiality agreement with a third party restricting disclosure or use of information relating to the Company, the Company Subsidiaries or the Business. Prior to the Closing, none of Purchaser, on the one hand, or Seller or the Company, on the other hand, shall, without the prior consent of the other, terminate, amend, modify or waive any provision of any confidentiality or similar agreement in respect of the matters contemplated by this Agreement to which it or any of its subsidiaries is a party. Each of Purchaser, Seller and the Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including using reasonable best efforts to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction over such matter.

      (d) Prior to the Closing, Purchaser (and all of its agents and Affiliates and any of its employees, directors and officers) shall contact and communicate with the consultants, customers, suppliers and distributors of the Company and the Company Subsidiaries in connection with the transactions contemplated hereby only upon prior written consent of Seller and the Company (such consent not to be unreasonably withheld or delayed) and shall contact and communicate with the employees of the Company and the Company Subsidiaries only as contemplated by
Section 5.3(a).

      5.4 Audited Financial Statements.

      (a) As promptly as practicable after the date hereof, Seller and the Company shall cause to be prepared consolidated statements of income, changes in stockholders' equity and cash flows of the consolidated operations of the Company and the Company Subsidiaries for the fiscal year ended February 28, 2004 and a consolidated balance sheet of the Company and the Company Subsidiaries as at such date, together with the notes thereto (the "2004 Audited Financial Statements"), and shall cause such 2004 Audited Financial Statements to be audited by PricewaterhouseCoopers LLP.

      (b) As promptly as practicable after its receipt of the 2004 Audited Financial statements, Seller shall deliver to Purchaser complete and correct copies of the 2004 Audited Financial Statements accompanied by a report of PricewaterhouseCoopers LLP thereon.

      5.5 No Solicitation; Acquisition Proposals. (a) Seller shall not, and shall cause its Subsidiaries and Seller's and its Subsidiaries' respective Affiliates, directors, employees, agents and representatives (including any investment banker, financial advisor, attorney or accountant retained by Seller or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit or encourage any Acquisition Proposal (as defined in Section 5.5(b)), or furnish any information to any other Person with respect to, or agree to, any Acquisition Proposal. Seller shall promptly notify Purchaser after receipt of any Acquisition Proposal or any request for information relating to the Company or any of the Company Subsidiaries by any Person who has informed Seller that such Person is considering making, or has made, an Acquisition Proposal (which notice shall identify the Person making, or considering making, such Acquisition Proposal and shall set forth the material terms of any Acquisition Proposal received), and Seller shall keep Purchaser informed in reasonable detail of the terms, status and other pertinent details of any such Acquisition Proposal or request.

      (b) For purposes of this Agreement, "Acquisition Proposal" means an inquiry or the making of an offer or proposal regarding any of the following (other than the transactions provided for in this Agreement), involving the Company or any of the Company Subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction;
(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or any substantial portion of the Assets of the Company and the Company Subsidiaries, taken as a whole, in a single transaction or series of related transactions; or (iii) any purchase or other acquisition of shares of the outstanding capital stock of Company or any of the Company Subsidiaries.

(c) To the extent that it has not done so already, Seller shall and shall cause its Subsidiaries and Seller and its Subsidiaries' respective Affiliates, directors, employees, agents or other representatives to discontinue and desist from any solicitation efforts or negotiations with respect to or in furtherance of any Acquisition Proposal. Seller shall immediately demand that any Person which has heretofore executed a confidentiality agreement with Seller or any of its Subsidiaries, Affiliates, employees, agents or other representatives with respect to such Person's consideration of a possible Acquisition Proposal to immediately return or destroy all confidential information heretofore furnished by Seller or any of its Subsidiaries, Affiliates, employees, agents or other representatives to such Person or any of its Affiliates or Subsidiaries or any of its or their respective Affiliates, employees, agents or other representatives.

      5.6 Publicity. Seller and the Company, on one hand, and Purchaser, on the other hand, shall consult with each other prior to issuing the initial press releases regarding the transactions contemplated by this Agreement and any other press releases or otherwise making public announcements with respect to the transactions contemplated by this Agreement, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any applicable securities exchange.

      5.7 Employee Matters. (a) Effective as of the Closing, Seller and the Company shall take all action necessary to cause the Company and the Company Subsidiaries to terminate and settle any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any Company Subsidiary. During the period commencing on the Closing Date and ending on the first anniversary thereof, Purchaser shall cause the Company and the Company Subsidiaries to: (i) provide each current Employee with employee benefits that are the same as, or in the aggregate substantially comparable to, the employee benefits provided to other similarly situated employees of Purchaser and (ii) honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to or in respect to each Employee, former Employee or director of the Company or any Company Subsidiary under the terms of each Benefit Plan and each Company Employment Agreement (including without limitation pursuant to the Company Severance Pay Plan), in each case, as in effect immediately prior to the Closing Date, including the agreements referenced in Schedule 3.10(a) of the Disclosure Letter; provided, however, nothing herein shall limit Purchaser, or the Company or any Company Subsidiary, from exercising after the Closing any reserved right to amend, modify, suspend or terminate any Benefit Plan or other employee compensation or benefit arrangement. Purchaser shall cause each employee benefit plan or arrangement maintained or contributed to by Purchaser or any Company Subsidiary and in which an Employee participates or will participate to recognize all service of such Employee with the Company or any Company Subsidiary (to the extent such credit was given by the comparable Benefit Plan) for purposes of eligibility and vesting (but not for purposes of determining the amount of benefits or contributions) and, if applicable, to waive any exclusions for preexisting conditions under applicable group health plans (to the extent such conditions were covered under the applicable Benefit Plan).

      (b) Purchaser agrees to assume and indemnify Seller for any Liability that may arise under Seller's guaranty of the Company's performance of each Company Employment Agreement that is a change in control letter dated October 30, 2000 or February 3, 2004.

      5.8 Operating Cash. Seller covenants and agrees that as of the Closing, each store used in the Business shall have petty cash or other cash physically on hand in an amount sufficient at such store for the conduct of the Business as presently conducted.

      5.9 Tax Matters.

      (a) Tax Sharing Agreements. Any Tax sharing or Tax allocation agreement or arrangement between Seller on the one hand and the Company or any Company Subsidiary on the other hand is hereby terminated effective as of the Closing and shall have no further effect for any Tax year.

      (b) Preparation and Filing of Tax Returns.

            (i) Seller shall prepare and timely file (including extensions) in proper form with the appropriate Taxing Authority all income Tax Returns of the Company or a Company Subsidiary or which include or relate to the Company or the Company Subsidiaries for Pre-Closing Tax Periods ending on or before the Closing Date. Seller shall timely pay or shall cause to be timely paid any and all Taxes due with respect to such Tax Returns allocable to Seller under Section 5.9(c). Seller and its Affiliates shall have the exclusive authority and obligation to prepare all Tax Returns of or which include the Company or any Company Subsidiary described in the preceding sentence that are due with respect to any Pre-Closing Tax Period. Such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company and the Company Subsidiaries shall be reported or disclosed in such Tax Returns; provided, however, that such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with past practices with respect to such items, unless otherwise required by Law. Seller shall provide Purchaser drafts of such Tax Returns at least 30 days prior to the due date for the filing of such Tax Returns (including extensions). At least 15 days prior to the due date for the filing of such Tax Returns (including extensions), Purchaser shall notify Seller in writing of any objections to any items set forth on such draft Tax Returns. Seller and Purchaser agree to consult and resolve in good faith any such objection.

            (ii) Purchaser shall prepare and file in proper form with the appropriate Taxing Authority or shall cause the Company or one or more Company Subsidiaries to prepare and file in proper form with the appropriate Taxing Authority all Tax Returns of or which include the Company or any Company Subsidiary for Tax Periods for which

      Seller is not responsible pursuant to Section 5.9(b)(i) and shall pay or shall cause to be paid any and all Taxes due with respect to such Tax Returns. If any portion of the Taxes due with respect to such Tax Returns is allocable to Seller, and Seller is liable for such Taxes, under Section 5.9(c), Purchaser shall provide Seller with written notice of the amount at least 30 days prior to the date on which the relevant Tax Return is required to be filed by Purchaser or payment of such Taxes is otherwise due and Seller shall pay such amount to Purchaser no later than five business days before such Taxes are due and payable. For 60 days after Closing, the requirements of the preceding sentence shall be applied in a manner that reasonably and in good faith reflects Purchaser's ability to assume the administrative responsibilities described in the preceding two sentences.

            (iii) For purposes of this Agreement, (A) the term "Pre-Closing Tax Period" means a Tax period or portion thereof that ends on or prior to the Closing Date; if a Tax period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the Tax period that ends on and includes the Closing Date shall constitute a Pre-Closing Tax Period; (B) the term "Post-Closing Tax Period" means any Tax period that begins after the Closing Date; if a Tax period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the Tax period that begins immediately after the Closing Date shall constitute a Post-Closing Tax Period; and (C) the term "Straddle Tax Period" means any Tax period that begins before the Closing Date and ends after the Closing Date.

      (c) Apportionment and Allocation of Taxes. All Taxes and Tax liabilities with respect to the income, property or operations of the Company or the Company Subsidiaries that relate to a Straddle Tax Period shall be apportioned to the Pre-Closing Tax Period as follows: (i) in the case of Taxes that are either (A) based upon or related to income or receipts, capital or net worth, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 5.9(h)), such Taxes shall be deemed equal to the amount which would be payable if the Tax year ended with the Closing Date (provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis); and (ii) in the case of Taxes imposed on a periodic basis other than those described in clause (i), including property Taxes and similar ad valorem obligations, such Taxes shall be deemed to be the amount of such Taxes for the entire Straddle Tax Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.
Section 5.9(h) shall control the allocation of Taxes thereunder. Subject to
Section 5.9(g), (x) Seller shall be liable for all Taxes of the Company and any Company Subsidiary that are attributable to any Pre-Closing Tax Period, whether shown on any original Tax Return or amended Tax Return for the period therein, to the extent such Taxes exceed, in the aggregate, $15,000,000 and are not attributable to a timing item as defined in Section 5.9(g)(iii), and (y) Purchaser shall be liable for all Taxes that are attributable to any Post-Closing Tax Period; provided, however, Seller shall pay or cause to be paid any Tax or Tax liability apportioned or allocated to Seller pursuant to the preceding sentence that is due to be paid with respect to any original Tax Return filed after the date of this Agreement. Seller shall pay Purchaser an amount equal to any amount of Tax for which Seller is liable pursuant to this Section 5.9(c) no later than 3 business days before such Taxes are due and payable.

      (d) Refunds. Purchaser shall pay or cause to be paid to Seller any refunds of Taxes attributable to any Tax Returns filed prior to the date of this Agreement with respect to any Pre-Closing Tax Period that exceed the amounts reserved for such refunds on the Company Unaudited Financial Statements that are received by Purchaser, the Company or any Company Subsidiary, net of any costs attributable to the receipt of such refund, within 30 days after the receipt of such refund. All refunds of Taxes that (i) do not exceed the amounts reserved for refunds set forth on the Company Unaudited Financial Statements or (ii) are attributable to any Tax Returns filed on or after the date of this Agreement or to any Post-Closing Tax Period, and that are received by Purchaser, the Company or any Company Subsidiary shall be for the benefit of Purchaser.

      (e) Cooperation; Audits. In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Taxes, Purchaser, the Company and the Company Subsidiaries, on the one hand, and Seller, on the other hand, shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required and at no cost to the other party), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes. Seller, Purchaser, the Company and the Company Subsidiaries shall retain all Tax Returns, schedules and work papers and all material records or other documents relating to all Taxes of the Company and the Company Subsidiaries for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of (i) the expiration of the statute of limitations of the Tax periods to which such Tax Returns and other documents relate, including any extension, or (ii) seven years following the due date for such Tax Returns, and each of Seller and Purchaser shall maintain such Tax Returns, schedules, work papers, records and documents in the same manner and with the same care it uses in maintaining its Tax Returns, schedules, work papers, records and documents. Seller, on the one hand, and each of Purchaser, the Company and the Company Subsidiaries, on the other hand, shall give the other party reasonable written notice prior to destroying or discarding any such books or records and, if the other party so requests, the other party shall take possession of such books and records prior to the destruction thereof. Any information obtained under this Section 5.9(e) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

      (f) Controversies. Purchaser shall notify Seller in writing, and in reasonable detail (taking into account the information then available), within 30 days of the receipt by Purchaser or any Affiliate of Purchaser (including the Company or any Company Subsidiary after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period for which Seller may be liable under
Section 5.9(g) (any such inquiry, claim, assessment, audit or similar event, a "Tax Matter"); provided, however, that delay or failure to give such notification shall not affect the indemnification provided in Section 5.9(g) except to the extent Seller shall have been actually prejudiced as a result of such delay or failure. For Tax Matters relating solely to a Pre-Closing Tax Period for which Seller acknowledges without reservation its obligation to indemnify

Purchaser therefor according to Section 5.9(c) and 5.9(g), Seller, at its own expense, shall have the exclusive authority to represent the interests of the Company and the Company Subsidiaries with respect to any Tax Matter before the IRS, any other Taxing Authority, any other governmental agency or authority or any court and shall have the sole right to extend or waive the statute of limitations with respect to a Tax Matter, including responding to inquiries, filing Tax Returns and settling audits or lawsuits; provided, however, that Seller shall not enter into any settlement of or otherwise compromise any Tax Matter that affects or may affect the Tax Liability of Purchaser, the Company or any Company Subsidiary for any Post-Closing Tax Period, including any Straddle Tax Period, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. Seller shall keep Purchaser fully and timely informed with respect to the commencement, status and nature of any Tax Matter. Seller and Purchaser shall jointly represent the interests of the Company and the Company Subsidiaries with respect to all Tax Matters relating to a Straddle Tax Period or relating to both a Pre-Closing Tax Period and a Post-Closing Tax Period. Seller shall, in good faith, allow Purchaser or Purchaser's counsel to consult with it regarding the conduct of or positions taken in any such proceeding.

      (g) Tax Indemnification.

            (i) To the extent in excess of $15,000,000 and subject to Section 5.9(g)(iii), Seller shall indemnify Purchaser, the Company and each Company Subsidiary from and against (A) any Taxes for any Pre-Closing Tax Period resulting from, arising out of, relating to or caused by any Liability or obligation of the Company or any Company Subsidiary for Taxes of any person other than the Company or any Company Subsidiary and all losses, claims, Liabilities, costs and expenses (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and disbursements) ("Losses") relating to such Taxes (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local Law), (2) as a transferee or successor, (3) by contract, or (4) otherwise, (B) any Taxes (other than United States federal, state or local Taxes) and any Losses in respect of such Taxes imposed on the Company or any Company Subsidiary as a result of the failure of any member of the Seller Group to discharge such member's obligation in respect of such Taxes (unless such Taxes relate to a Post-Closing Period and the Company or any of its Subsidiaries is primarily liable for such Taxes), (C) any breach of any representation or warranty contained in Section 3.7 (Tax Matters) or any covenant in this Section 5.9, (D) any Taxes and any Losses relating to such Taxes imposed on the Company or any Company Subsidiary for any Pre-Closing Tax Period, (E) any Taxes and any Losses attributable to the payment of the Loan Repayment Amount, and (F) any Taxes and any Losses attributable to the Restructuring Transactions. Seller shall discharge its obligation to indemnify Purchaser against such Pre-Closing Tax Period Tax by paying to Purchaser an amount equal to the amount of such Tax or Loss relating to such Tax. In determining (i) whether any representation or warranty contained in Section 3.7 (Tax Matters) was true and correct as of any particular date and (ii) the amount of any Losses in respect of the failure of any such representation or warranty to be true and correct as of any particular date, any materiality standard applying to or contained in such representation or warranty shall be disregarded.

            (ii) Purchaser shall indemnify Seller from and against (A) any Taxes and any Losses relating to such Taxes paid by Seller or any Affiliate of Seller (other than the Company or a Company Subsidiary) imposed on Purchaser, the Company, any Company Subsidiary or any Affiliate of Purchaser for any Post-Closing Tax Period and (B) any breach of any covenant in this Section 5.9 by Purchaser or any of its Affiliates. Purchaser shall discharge its obligation to indemnify Seller against such Post-Closing Tax Period Tax by paying to Seller an amount equal to the amount of such Tax.

            (iii) Notwithstanding Section 5.9(g)(i), Seller's indemnity shall not apply to any Tax or Loss attributable to the adverse treatment of a timing item in any Pre-Closing Tax Period. For this purpose, a "timing item" is any item of deduction, loss or credit to the extent the adverse tax treatment of such item in a Pre-Closing Tax Period may give rise to an equivalent amount of deduction, loss, or credit, as the case may be, in any Post-Closing Tax Period. For purposes of illustration, and without limiting the foregoing, the capitalization of an amount that had been deducted in a Pre-Closing Tax Period is a timing item to the extent that the amount capitalized could result in depreciation or amortization deductions in a Post-Closing Tax Period, without regard to whether such depreciation or amortization deductions actually result in a reduction in Tax.

      (h) Conveyance and Transfer Taxes.

            (i) Seller shall pay when due all transfer, documentary, sales, use, stamp, registration, and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including penalties and interest) (A) arising from the payment of the Loan Repayment Amount and the Restructuring Transactions and (B) imposed by any foreign Taxing Authority arising from the purchase of the Shares of the Company. Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, Purchaser or Seller, as the case may be, shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. To the extent that any Taxes described in the second preceding sentence are required to be collected by Purchaser and remitted to any Taxing Authority, Seller shall pay the amount of such Taxes to Purchaser, and Purchaser shall remit such Taxes to the Taxing Authority.

            (ii) Each of Purchaser and Seller shall pay when due one-half of all transfer, documentary, sales, use, stamp, registration, and other such Taxes, and one-half of all conveyance fees, recording charges and other fees and charges (including penalties and interest) arising from the purchase of the Shares of the Company for which Seller is not responsible pursuant to Section 5.9(h)(i). The party that has the primary obligation to do so shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges described in the preceding sentence, and, if required by applicable Law, Seller or Purchaser, as the case may be shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. To the extent that any Taxes described in the second preceding sentence are required to be collected by Seller and remitted to any Taxing Authority, Purchaser shall pay an amount equal to one-half of such Taxes to Seller, and Seller shall remit such Taxes to the Taxing Authority.

                  (iii) For the avoidance of doubt, this Section 5.9(h) shall have priority over any other provision of Section 5.9.

         (i) Seller warrants that all documents of title relating to assets of the Company and each Company Subsidiary have been properly stamped in accordance with applicable United Kingdom Laws. In the event that any document is not properly stamped in accordance with applicable United Kingdom Laws, Seller hereby agrees to pay to Purchaser as liquidated damages an amount equal to any unpaid duty and penalties and late payment interest in respect thereto.

         (j) Restructuring Transactions. Seller shall cause the Restructuring Transactions to be implemented as set forth on Annex A to this Agreement and consummated on or prior to the Closing Date; provided, however, that Seller may modify the Restructuring Transactions with the consent of Purchaser, which consent shall not be unreasonably withheld.

         5.10 Seller Guaranties. Following the Closing, Purchaser shall use commercially reasonable efforts to obtain the full release of Seller and its Affiliates from all guaranties made in respect of the Company or any Company Subsidiary by Seller and such Affiliates from the guarantees and similar agreements or arrangements of obligations of the Company and the Company Subsidiaries set forth in Schedule 5.10 of the Disclosure Letter (each a "Seller Guaranty"); provided, however, that Purchaser shall not be obligated in connection with such efforts to make any payments or other concessions or take any action that would result in a material adverse consequence under the agreement containing or subject to such guaranty; and provided, further, that an offer by Purchaser to substitute its own obligations for those of Seller or any Affiliate of Seller under any Seller Guaranty on substantially comparable terms shall in all events be deemed to satisfy Purchaser's obligations under this
Section 5.10 in respect of such Seller Guaranty. Until such Seller Guaranty is released, Seller shall continue to fulfill its obligations under such Seller Guaranty, including the prompt delivery of any financial information required to be delivered thereunder.

         5.11 Casualty; Condemnation. In the event that, after the execution of this Agreement, but prior to the Closing Date, any store or site operated by the Company or any Company Subsidiary is subject to (a) loss, destruction or damage to the building or other improvements thereon (a "Casualty") or (b) condemnation or partial condemnation by a Governmental Entity (a "Condemnation"), all proceeds from any insurance claims (other than any such proceeds in respect of business interruption, lost profits or similar claims), condemnation awards, compensation or other reimbursements relating to such Casualty or Condemnation
(a) received by Seller, whether before, on or after the Closing Date, shall be paid over to the Company on or promptly following the Closing Date or (b) received by the Company whether before, on or after the Closing Date, shall be retained by the Company. Any party receiving a notice of Casualty or Condemnation shall notify all other parties in accordance with Section 10.4 (Notices).

         5.12 Insurance. From and after the Closing Date, Seller shall use its commercially reasonable efforts, subject to the Seller Insurance Policies, to retain the right to make, and to make at Purchaser's request, claims and receive recoveries for the benefit of the Company and the Company Subsidiaries, as well as for the benefit of Seller, under any insurance policies maintained at any time prior to the Closing Date by Seller or its predecessors (the "Seller

Insurance Policies"), covering any loss, liability, claim, damage or expense relating to the Assets, business, operations, conduct, products and Employees of the Company and the Company Subsidiaries and their respective predecessors that relates to or arises out of occurrences prior to the Closing.

         5.13 Intellectual Property Matters.

         (a) Marks and Logos. Seller acknowledges that from and after the Closing, the name "Shaw's" and "Star" and all similar or related names, marks and logos (all of such names, marks and logos being the "Company Marks") and the other Scheduled Intellectual Property shall be owned (or in the case of the "Star" trademarks service marks, logos and tradenames in connection with the business of owing and operating retail grocery stores, licensed) by the Company or a Company Subsidiary, that neither Seller nor any of its Affiliates shall have any rights in the Company Marks or the other Scheduled Intellectual Property and that neither Seller nor any of its Affiliates will contest the ownership or validity of any rights of Purchaser, the Company or any Company Subsidiary with respect to the Company Marks or the other Scheduled Intellectual Property. From and after the Closing, neither Seller nor any of its Affiliates shall use any of the Scheduled Intellectual Property, including the Company Marks and domain names. Notwithstanding anything herein to the contrary, Seller shall be entitled to (i) make historical reference to its ownership of the Business, (ii) keep books and records in the ordinary course of its business and
(iii) use any printed materials that existed prior to the Closing which refer to any of the Company Marks or Scheduled Intellectual Property until the depletion thereof.

         (b) Web Sites. Seller will cooperate and use commercially reasonable efforts (i) so that, as soon as reasonably practicable following the Closing, the entirety of all web sites relating to the Company or any Company Subsidiaries maintained by Seller are transferred to a server or other location selected by Purchaser, (ii) to change the registrar information as applicable with respect to such web sites, and (iii) to remove the name "J Sainsbury" or any confusingly similar variation thereof or any other trade name, brand name, trademark, service mark or other mark listed in Schedule 3.14 of the Disclosure Letter or any confusingly similar variation thereof from any such web sites; provided that Purchaser may refer to J Sainsbury on such web sites and elsewhere so as to state accurately the historical ownership of the Company and the Company Subsidiaries.

         (c) Seller Intellectual Property. From and after the Closing, none of Purchaser, the Company nor any of their Affiliates shall use any Intellectual Property of Seller. Notwithstanding anything herein to the contrary, Purchaser shall be entitled to (i) make reference to the historical ownership of the Business, (ii) keep books and records in the ordinary course of its business and
(iii) use any printed materials that existed prior to the Closing which refer to any Intellectual Property of Seller until the depletion thereof. As soon as reasonably practicable after the Closing, Purchaser shall cause the Company and each Company Subsidiary that has the term "J Sainsbury" or "JS" included in its name to change its name so as to exclude the use of the term "J Sainsbury" or "JS", as applicable.

         5.14 Noncompetition; No Solicitation.

         (a) Noncompetition. As a material inducement to Purchaser to enter into this Agreement, Seller shall not, and shall cause its Affiliates (other than the Company and the Company Subsidiaries) not to, for a period of two years after the Closing Date, directly or indirectly through any Person, own, acquire, manage, operate, control or participate in the ownership, management, operation or control of any Person which engaged anywhere in the States of Maine, New Hampshire, Vermont, Rhode Island, Massachusetts and Connecticut in the retail grocery business or any substantially similar business. Notwithstanding the foregoing, Seller and its Affiliates may, without violating this Section 5.14:
(i) own a passive investment not in excess of 5% of the outstanding capital stock of a corporation which engages in such a business, if such capital stock is a security actively traded on an established national securities exchange, or
(ii) acquire or enter into another business combination with another Person (an "Acquired Business") the operations of which would contravene this Section 5.14 (the "Competing Operations") if (A) the Competing Operations do not contribute more than 25% of the revenues of the Acquired Business on a pro forma basis for the 12-month period ending at the time of such transaction and (B) Seller and its Affiliates offer to sell such Competing Operations included within the Acquired Business to Purchaser in an arm's-length transaction within one year following the closing of such transaction. For the avoidance of doubt, the restrictions contained in this Section 5.14(a) shall not apply following any business combination or change of control transaction in which (i) Seller or any of its controlled Affiliates owning all or substantially all of the combined assets of Seller and its controlled Affiliates (or all or substantially all of their combined assets) is acquired, directly or indirectly, by a third party or
(ii) Seller or any of its controlled Affiliates owning all or substantially all of the combined assets of Seller and its controlled Affiliates is merged or otherwise combined with a third party or parties having an aggregate value of at least 75% of the aggregate value of Seller and its controlled Affiliates.

         (b) No Solicitation. Seller agrees that, for a period of two years from and after the Closing Date, it shall not, and shall cause its Affiliates not to, without the prior written consent of Purchaser, directly or indirectly through another Person, (i) solicit to hire, (ii) hire, (iii) enter into a consulting agreement with or (iv) encourage, entice or induce to terminate an employment or consulting relationship with any then-current employee of or consultant to the Company or the Company Subsidiaries. The foregoing restrictions (x) shall not preclude general solicitations in newspapers or similar mass media not targeted toward employees or consultants of the Company or the Company Subsidiaries and
(y) shall not apply to hiring or entering into a consulting agreement with any then-current employee of or consultant to the Company or the Company Subsidiaries, in each case where such employee or consultant initiated the discussions with the Seller or its Subsidiaries that ultimately led to the hiring of such employee or entering into a consulting agreement with such consultant without being directly or indirectly solicited or encouraged to do so on behalf of Seller or any of its Affiliates.

         5.15 Release of Obligations. At the Closing, Seller shall, on behalf of itself and its Affiliates, execute and deliver to Purchaser, for the benefit of the Company and the Company Subsidiaries, a general release and discharge, in form and substance reasonably satisfactory to Purchaser, releasing and discharging the Company and each of the Company Subsidiaries from any and all Liabilities to Seller or any of its Affiliates.

         5.16 Cooperation with Purchaser's Financing Efforts. The Company shall, and shall cause the Company Subsidiaries and its and their employees, agents and representatives to, use commercially reasonable efforts to assist Purchaser in connection with efforts by Purchaser to complete any financing transaction proposed by Purchaser for the purpose of funding all or any portion of the Purchase Price or repaying or refinancing any interim financing obtained by Purchaser for the purpose of funding all or any portion of the Purchase Price (collectively, the "Financing"), including by making available to Purchaser, the lenders in the Financing and each of their representatives, such personnel, representatives, documents and information of the Company and the Company Subsidiaries that may be reasonably requested by Purchaser and reasonably necessary to facilitate (i) the negotiation and consummation of the Financing (including in connection with any due diligence investigation by such lenders and the preparation of business plans and the determination of covenants relating to the Business), (ii) the preparation of any registration statement, private placement memorandum or similar document for use in connection with the Financing and (iii) the presentation of information about the Business to potential financing sources or investors in the Financing. Purchaser shall reimburse Seller for all of Seller's and the Company's out-of-pocket expenses (including the expenses of any legal or financial advisors and of any independent accountants) incurred in connection with the fulfillment of its obligations under this Section 5.16.

         5.17 General Transitional Assistance. For a period of 60 days immediately following the Closing, Seller shall provide to Purchaser, the Company and the Company Subsidiaries such transition assistance, including services of the kind and nature of the services provided by Seller to the Company and the Company Subsidiaries prior to the Closing, as Purchaser may reasonably request. Purchaser shall reimburse Seller for any out-of-pocket costs or expenses related to providing this assistance.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

         6.1 Conditions to the Obligations of Seller, Purchaser and the Company. The obligations of Seller, Purchaser and the Company to effect the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Seller, Purchaser and the Company on or prior to the Closing Date of each of the following conditions:

         (a) The waiting period under the HSR Act shall have been terminated or expired.

         (b) No Governmental Order shall have been entered and remain in effect, and no Law shall have been enacted, entered, enforced or promulgated by any Governmental Entity and be in effect, which in either case would restrain, enjoin or otherwise prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby in accordance with the terms of this Agreement.

         6.2 Conditions to the Obligation of Purchaser. The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Purchaser on or prior to the Closing Date of each of the following conditions:

         (a) Each of the representations and warranties of Seller and the Company contained in this Agreement, which representations and warranties shall be deemed for purposes of this Section 6.2 not to include any qualification or limitation with respect to materiality (whether by reference to "Material Adverse Effect" or otherwise), shall be true and correct as of the Closing Date, except where the matters in respect of which such representations and warranties are not true and correct, in the aggregate, have not had or resulted in and would not be reasonably likely to have or result in a Material Adverse Effect, with the same effect as though those representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty need only be true and correct as of such date.

         (b) Seller and the Company shall have duly performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by them at or before the Closing.

         (c) Seller shall have delivered to Purchaser a certificate, dated the Closing Date and signed by a senior executive officer, as to the fulfillment of the conditions set forth in Sections 6.2(a) and (b).

         (d) Seller shall have delivered to Purchaser the 2004 Audited Financial Statements (i) accompanied by a report of PricewaterhouseCoopers LLP stating that in its opinion the 2004 Audited Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries as of February 28, 2004 and their consolidated results of operations and cash flows for the fiscal year then ended, in conformity with GAAP and (ii) such 2004 Audited Financial Statements shall reflect results of operations for such fiscal year equating to at least $325,000,000 of EBITDA.

         6.3 Conditions to the Obligation of Seller and the Company. The obligation of Seller and the Company to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Seller on or prior to the Closing Date of each of the following conditions:

         (a) Each of the representations and warranties of Purchaser contained in this Agreement, which representations and warranties shall be deemed for purposes of this Section 6.3 not to include any qualification or limitation with respect to materiality, shall be true and correct as of the Closing Date, except where the matters in respect of which such representations and warranties are not true and correct, in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of Purchaser to perform and comply with its obligations under this Agreement, with the same effect as though those representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true in all material respects as of such date.

         (b) Purchaser shall have duly performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by Purchaser at or before the Closing.

         (c) Purchaser shall have delivered to Seller a certificate, dated the Closing Date and signed by a senior executive officer of Purchaser, as to the fulfillment of the conditions set forth in Sections 6.3(a) and (b).

         (d) The 2004 Audited Financial Statements shall reflect results of operations for the Company and the Company Subsidiaries for the fiscal year ended February 28, 2004 equating to at least $325,000,000 of EBITDA.

                                   ARTICLE VII

                                 INDEMNIFICATION

         7.1 Survival; Effect of Materiality Qualifiers. (a) The representations and warranties in this Agreement shall survive the Closing as follows:

                  (i) the representations and warranties in Sections 2.1 (Corporate Status), 2.2 (Authority), 2.4 (Ownership of Shares), 3.1 (Corporate Status, etc.) and 3.2 (Capitalization) shall survive the Closing indefinitely;

                  (ii) the representations and warranties in Sections 3.7 (Tax Matters) shall survive the Closing and will not terminate until 30 calendar days after the expiration of the statute of limitations applicable to the matters covered thereby;

                  (iii) the representations and warranties in Section 3.16 (Environmental Matters) shall survive the Closing and will not terminate until the third anniversary of the Closing Date; and

                  (iv) all other representations and warranties in this Agreement shall survive the Closing and will not terminate for eighteen months following the Closing Date.

         (b) The covenants and agreements of the parties hereto contained in this Agreement shall, subject to the express terms thereof, survive the Closing indefinitely.

         (c) In determining (i) whether any representation or warranty in this Agreement was true and correct as of any particular date and (ii) the amount of any Covered Losses in respect of the failure of any such representation or warranty to be true and correct as of any particular date, any qualification or limitation as to materiality (whether by reference to Material Adverse Effect or otherwise) contained in such representation or warranty shall be disregarded.

         7.2 Indemnification of Purchaser by Seller. (a) From and after the Closing Date, Seller shall indemnify and save and hold harmless Purchaser and its subsidiaries and their respective officers, directors and Affiliates (collectively, the "Purchaser Indemnified Parties") from and against any Covered Losses resulting from, arising out of, or incurred in connection with: (i) any failure of any representation or warranty made by Seller or the Company (other than those in Section 3.7 (Tax Matters), which shall be subject solely to the provisions of Section 5.9 (Tax Matters)) to be true and correct as of the date of this Agreement or as of, and as if made on, the Closing Date; (ii) any nonfulfillment or breach of any covenant or agreement made by Seller or the Company in this Agreement; (iii) the Restructuring Transactions (but without duplication in respect thereof pursuant to Section 5.9(g) or any other provision of this Agreement); (iv) any Liability of the Company or any Company Subsidiary to Seller or any Affiliate of Seller (other than the Company or any Company Subsidiary) or in respect of any Liability of Seller or any Affiliate of Seller (other than the Company or any Company Subsidiary), in each case existing as of the Closing Date and (v) the actual and potential contamination described in the AKRF Remedial Investigation Report/Remedial Action Work Plan for the Fairwood Shopping Center/Candlewood Playhouse, New Fairfield, Connecticut dated April 2002 (the "Site Contamination").

         (b) The Purchaser Indemnified Parties shall not be entitled to assert any indemnification pursuant to clause (i) of Section 7.2(a) after the expiration of the applicable survival period with respect to inaccuracies in or breaches of the representations and warranties of Seller referenced in Sections 7.1(a)(ii), (iii) and (iv); provided that if on or prior to such expiration of the applicable survival period a notice of claim shall have been given to Seller pursuant to Section 7.4 (Procedures Relating to Indemnification) hereof for such indemnification, the Purchaser Indemnified Parties shall continue to have the right to be indemnified with respect to the matter or matters to which such claim relates until such claim for indemnification has been satisfied or otherwise resolved.

         (c) With respect to any indemnification of Purchaser Indemnified Parties pursuant to Section 7.2(a)(v), Seller's obligation in respect of any remediation of Site Contamination shall extend only to the minimum levels of remediation and only to the extent required under applicable Environmental Laws. All investigations and remedial measures shall utilize the most cost-effective commercially reasonable method permitted under applicable Environmental Laws, subject in such respect and in all other respects to being performed in a manner consistent with the continued and uninterrupted operation of the Leased Real Property on the site affected by the Site Contamination in a manner consistent with historical commercial retail operations on such site and with a view to minimizing any disruption to the operation of the store situated on such Leased Real Property. Seller may at its election choose to manage any remediation indemnified under Section 7.2(a)(v) or direct Purchaser and its Affiliates to manage any such remediation. If Purchaser or its Affiliates manage any remediation indemnified hereunder Purchaser shall provide Seller in advance with prior copies of any and all drafts reports, studies, submissions, regulatory correspondence and remediation plans. Seller shall have the opportunity to approve in advance any proposed remedial action, submission or regulatory filing, which approval shall not be unreasonably withheld or delayed. Indemnification pursuant to Section 7.2(a)(v) in respect of remediation obligations for Site Contamination shall terminate only upon the completion of such remediation and the receipt of a no further action letter or other regulatory closure by the Connecticut Department of Environmental Protection and any other Governmental Entity responsible for the administration or enforcement of Environmental Laws in relation to the affected Leased Real Property. Indemnification pursuant to Section 7.2(a)(v) in respect of any Third Party Claims arising out of the Site Contamination shall terminate only upon the fifth anniversary of the Closing Date; provided that if on or prior to such fifth anniversary a notice of claim in respect of a Third-Party Claim subject to such indemnification shall have been given to Seller pursuant to Section 7.4 (Procedures Relating to Indemnification) hereof, the Purchaser Indemnified Parties shall continue to have the right to be indemnified in respect of the matter or matters to which such claim for indemnification has been satisfied or otherwise resolved. Following the termination of indemnification pursuant to
Section 7.2(a)(v) in respect of
remediation or other matters, as applicable, Seller shall have no further responsibility with respect to remediation or other matters, as applicable, within the scope of Section 7.2(a)(v), regardless of any future events, including without limitation, changes in any Environmental Law, in the configuration or use of the affected Leased Real Property, developments on adjacent properties or newly available information. The provisions of Section 7.2(a) (v) shall constitute the Purchaser Indemnified Parties' sole remedy with respect to any liability arising under any Environmental Law with respect to the Site Contamination, but shall not limit any other right to indemnification by Purchaser Indemnified Parties pursuant to this Agreement in respect of Covered Losses that arise in respect of the affected Leased Real Property.

         (d) Any indemnification of a Purchaser Indemnified Party pursuant to this Section 7.2 (Indemnification of Purchaser by Seller) shall be effected by wire transfer or transfers of immediately available funds from Seller to an account designated in writing by the applicable Purchaser Indemnified Party to Seller within 15 days after the determination thereof.

         7.3 Indemnification of Seller by Purchaser. (a) From and after the Closing Date, Purchaser shall indemnify and save and hold harmless Seller and its officers, directors and Affiliates (collectively, the "Seller Indemnified Parties") from and against any Covered Losses suffered by any such Seller Indemnified Parties resulting from or arising out of: (i) any failure of any representation or warranty made by Purchaser to be true and correct as of the date of this Agreement or as of, and as if made on, the Closing Date; (ii) any nonfulfillment or breach of any covenant or agreement made by Purchaser in this Agreement; and (iii) any Third-Party Claim arising out of the conduct of the Business by Purchaser, the Company or their respective Subsidiaries after the Closing Date. From and after the Closing Date, Purchaser shall indemnify and save and hold harmless the Seller Indemnified Parties (i) for any payments made by Seller under any Seller Guaranty arising out of any default following the Closing in the performance by the Company or any of the Company Subsidiaries of an obligation guaranteed by Seller pursuant to such Seller Guaranty the performance of which first became due after the Closing Date and (ii) as provided in Section 5.7(b).

         (b) The Seller Indemnified Parties shall not be entitled to assert any indemnification pursuant to clause (i) of Section 7.3(a) after the date that is eighteen months following the Closing Date; provided that if on or prior to the date that is eighteen months following the Closing Date, a notice of claim shall have been given to Purchaser pursuant to Section 7.4 (Procedures Relating to Indemnification) hereof for such indemnification, the Seller Indemnified Parties shall continue to have the right to be indemnified with respect to the matter or matters to which such claim relates until such claim for indemnification has been satisfied or otherwise resolved.

         (c) Any indemnification of a Seller Indemnified Party pursuant to this
Section 7.3 shall be effected by wire transfer or transfers of immediately available funds from Purchaser to an account designated by the applicable Seller Indemnified Party to Purchaser within 15 days after the determination thereof.

         7.4 Procedures Relating to Indemnification. (a) If an indemnified party shall desire to assert any claim for indemnification provided for under this
Article VII in respect of, arising out of or involving a claim or demand made by any Person (other than a party hereto or Affiliate thereof) against the indemnified party (a "Third-Party Claim"), such indemnified party shall notify the indemnifying party in writing, and in reasonable detail (taking into account the information then available to such indemnified party), of the Third-Party Claim promptly after receipt by such indemnified party of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. The indemnified party shall deliver to the indemnifying party, promptly after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim; provided, however, that the failure to deliver such copies shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure.

         (b) If a Third-Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses and acknowledges without reservation its obligation to indemnify the indemnified party therefore, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Should the indemnifying party so elect to assume the defense of a Third-Party Claim, the indemnifying party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, unless the Third-Party Claim involves potential conflicts of interest or substantially different defenses for the indemnified party and the indemnifying party. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof and as otherwise contemplated by the two immediately preceding sentences. If the indemnifying party chooses to defend any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third-Party Claim, and use reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third-Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). The indemnifying party may pay, settle or compromise a Third-Party Claim with the written consent of the indemnified party, so long as such settlement includes
(A) an unconditional release of the indemnified party from all liability in respect of such Third-Party Claim, (B) does not subject the indemnified party to any injunctive relief or other equitable remedy and (C) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any indemnified party.

         (c) If an indemnified party shall desire to assert any claim for indemnification provided for under this Article VII other than a claim in respect of, arising out of or involving a Third-Party Claim, such indemnified party shall notify the indemnifying party in writing, and in reasonable detail (taking into account the information then available to such indemnified party), of such claim promptly after becoming aware of the existence of such claim; provided that the failure to give such notification shall not affect the indemnification provided for hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. If the indemnifying party does not respond to such notice within 45 days after its receipt, it will have no further right to contest the validity of such claim.

         7.5 Limitations on Indemnification.

         (a) Seller shall have no liability for any claim for indemnification pursuant to Section 7.2(a)(i) (other than with respect to the representations and warranties contained in Article II) if the Covered Loss associated with such claim is less than $150,000 (any such claim being referred to as a "De Minimis Claim"). Seller shall have no liability for indemnification pursuant to Section 7.2(a)(i) (other than with respect to the representations and warranties contained in Article II) with respect to Covered Losses for which indemnification is provided thereunder unless the aggregate amount of such Covered Losses (excluding all Covered Losses associated with De Minimis Claims) exceeds $30,000,000 (the "Deductible"), in which case Seller shall be liable for all such Covered Losses (excluding all Covered Losses associated with De Minimis Claims) in excess of the Deductible; provided that in no event shall the aggregate indemnification to be paid by Seller (except with respect to the representations and warranties contained in Article II) exceed 40% of the Purchase Price. The limitations set forth in this Section 7.5(a) shall not apply in respect of fraudulent breaches of representations and warranties.

         (b) No indemnified party shall be entitled to recover from an indemnifying party more than once is respect of the same Covered Losses.

         7.6 Exclusive Remedy. This Article VII shall be the exclusive remedy of the parties hereto following the Closing for any losses arising out of any breach of the representations, warranties, covenants or agreements of the parties contained in this Agreement, except for (i) any fraudulent breach or
(ii) as otherwise provided in this Agreement.

         7.7 Indemnity Payments. All payments made pursuant to this Article VII and Section 5.9 (Tax Matters) (other than interest payments) shall be treated by the parties hereto on all Tax Returns as adjustments to Purchase Price.

         7.8 Coordination with Tax Covenant. In the event any provision of this
Article VII is inconsistent with any provision of Section 5.9 (Tax Matters), the provisions of Section 5.9 (Tax Matters) shall control.

         7.9 Knowledge. Except for matters disclosed in the Disclosure Letter, to the extent that such matters constitute exceptions to Seller's representations and warranties, no right of indemnification provided under this Agreement shall be limited in any respect by any investigation by any Person, whether pre-claim or post-claim, or the knowledge of any Person of any breach hereunder or the decision by any Person to complete the Closing.

                                  ARTICLE VIII

                                   TERMINATION

         8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

         (a) By mutual written consent of Purchaser and Seller;

         (b) By Seller or Purchaser, by written notice to the other party, if the Closing shall not have occurred by September 30, 2004, unless such date is extended by the mutual written consent of Seller and Purchaser; provided, no party may terminate this Agreement pursuant to this Section 8.1(b) if that party has breached its obligations under this Agreement in a manner that shall have proximately contributed to the failure of the Closing to occur by such date;

         (c) By either Purchaser or Seller, by written notice to the other party, if (A) a Governmental Order shall have been issued by a Governmental Entity in the United States permanently restraining, enjoining or otherwise prohibiting the Closing, and such Governmental Order shall have become final and nonappealable, or (B) any Law shall have been enacted by any Governmental Entity in the United States which prohibits the consummation of the Closing:

         (d) By Seller, by written notice to Purchaser, if (i) at any time the representations and warranties of Purchaser contained in this Agreement shall fail to be true and correct, or Purchaser shall at any time have failed to perform and comply all agreements and covenants of Purchaser contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be fulfilled and (ii) shall not have been cured within twenty days of the receipt of written notice thereof by Purchaser from Seller; or

         (e) By Purchaser, by written notice to Seller, if at any time the representations and warranties of Seller or the Company contained in this Agreement shall fail to be true and correct, or Seller or the Company shall at any time have failed to perform and comply all agreements and covenants of Seller or the Company contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be fulfilled and (ii) shall not have been cured within twenty days of the receipt of written notice thereof by Seller or the Company from Purchaser.

         8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 8.1 (Termination), this Agreement shall become void and have no effect, without any Liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, legal and financial advisors, representatives, stockholders or Affiliates; provided, however, that the agreements contained in Sections 5.3 (Access and Information),
5.6 (Publicity), Section 10.1 (Expenses), the Confidentiality Agreement and this
Section 8.2 shall survive the termination of this Agreement; and provided, further, that except as otherwise provided herein, no such termination shall relieve any party hereto of any Liability or damages resulting from any willful or intentional breach of this Agreement prior to the time of such termination. If the transactions contemplated by this Agreement are terminated as provided herein:

                  (i) Purchaser shall return to Seller all documents and other materials received from Seller, the Company, their Affiliates or their agents (including all copies of or materials developed from any such documents or other materials) relating to the transactions contemplated hereby, whether obtained before or after the execution hereof; and

                  (ii) all confidential information received by Purchaser with respect to the Company and its Affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

                                   ARTICLE IX

                                   DEFINITIONS

         9.1 Definition of Certain Terms. The terms defined in this Article IX, whenever used in this Agreement (including in the Schedules of the Disclosure Letter), shall have the respective meanings indicated below for all purposes of this Agreement (each such meaning to be equally applicable to the singular and the plural forms of the respective terms so defined). All references herein to a Section, Article, Exhibit or Schedule are to a Section, Article, Exhibit or Schedule of or to this Agreement, unless otherwise indicated, and the words "hereof" and "hereunder" will be deemed to refer to this Agreement as a whole and not to any particular provision. The words "includes" and "including" will be deemed to be followed by the words "without limitation" whenever used.

                  Acquisition Proposal: the meaning set forth in Section 5.5(b).

                  Adjustment Amount: $6.90 for each dollar by which EBITDA is less than $350,000,000.

                  2004 Audited Financial Statements: the meaning set forth in
         Section 5.4(a).

                  Acquired Business: the meaning set forth in Section 5.14(a).

                  Affiliate: with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

                  Agreement: the meaning set forth in the Preamble.

                  Assets: all real, personal and mixed assets, both tangible and intangible, of every kind, nature and description which are owned or leased by the Company or the Company

         Subsidiaries or used or held for use by the Company or the Company Subsidiaries in connection with the Business.

                  Audited Financial Statements: the meaning set forth in Section 3.4(a).

                  Benefit Plans: the meaning set forth in Section 3.10(a).

                  Business: the meaning set forth in the recitals.

                  "business day": any day other than Saturday, Sunday or any other day on which banks in the City of New York are required or permitted to close.

                  Capital Lease Obligations: with respect to any Person, all obligations of such Person under a lease (or other agreement conveying the right to use any property (whether real, personal or mixed) that have been or should be, in accordance with GAAP, classified and accounted for as capital lease obligations.

                  Casualty: the meaning set forth in Section 5.11.

                  Closing: the meaning set forth in Section 1.3.

                  Closing Date: the meaning set forth in Section 1.3.

                  Code: the Internal Revenue Code of 1986, as amended.

                  Company: the meaning set forth in the preamble.

                  Company Employment Agreements: the meaning set forth in
         Section 3.10(a).

                  Company Insurance Policies: the meaning set forth in Section 3.18.

                  Company Labor Agreements: the meaning set forth in Section
         3.11.

                  Company Marks: the meaning set forth in Section 5.13(a).

                  Company Securities: any shares of capital stock or other equity interests in, or securities of, the Company or any Company Subsidiary or any securities, rights or obligations convertible into, exchangeable for or exercisable to acquire any securities of the Company or any Company Subsidiary.

                  Company Subsidiary: as of any particular date, any Subsidiary of the Company.

                  Company Unaudited Financial Statements: the meaning set forth in Section 3.4(c).

                  Competing Operations: the meaning set forth in Section
         5.14(a).

                  Condemnation: the meaning set forth in Section 5.11.

                  Confidentiality Agreement: the meaning set forth in Section 5.3(a).

                  Consent: any consent, approval, clearance, compliance, exemption, authorization, order, filing, registration or qualification of or with any Person.

                  Contract: any agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, license or arrangement, whether written or oral.

                  Covered Loss: any and all diminution in value, losses, liabilities (excluding contingent liabilities until such time, if any, at which they become fixed), claims, fines, deficiencies, damages, obligations, payments (including, without limitation, those arising out of any settlement, judgment or compromise relating to any Legal Proceeding), reasonable costs and expenses (including, without limitation, interest and penalties with respect thereto and reasonable attorneys' and accountants' fees and any other reasonable out-of-pocket expenses incurred in investigating, preparing, defending, avoiding or settling any Legal Proceeding), including without limitation any of the foregoing arising under, out of or in connection with any Legal Proceeding, Governmental Order or award of any arbitrator of any kind, or any Law, Contract, commitment or undertaking; provided, however, that Covered Loss excludes any loss that has been accrued for or reserved against in the Financial Statements (to the extent of such reserve). The amount of any Covered Loss subject to indemnification hereunder shall be calculated net of (i) any net insurance proceeds or other payments actually received by the indemnitee from any insurer or other third party on account of such Covered Loss (as reduced by any related retrospective or prospective increase in premiums and taking into account all costs and expenses reasonably incurred in procuring such proceeds or payments, and any Taxes paid or payable as a result of the receipt of such proceeds or payments) and (ii) any net Tax benefit recognized by the indemnitee arising from the recognition of the Covered Loss and any other payment received with respect to a Covered Loss (net of all costs and expenses incurred in procuring such Tax benefit). The indemnitee shall (i) seek full recovery from any third parties and under all insurance policies covering any Covered Loss and
         (ii) use commercially reasonable efforts to mitigate any actual or potential Covered Loss, in each case to the same extent as it would if such Covered Loss were not subject to indemnification pursuant to this Agreement; provided that the failure to seek or procure any such recovery or to use such efforts or effect any such mitigation shall not affect a Person's ability to make, and shall not give rise to a right of set-off or otherwise constitute a defense against, a claim for indemnification pursuant to this Agreement; and provided further that the immediately preceding proviso shall not relieve an indemnitee from any Liability or damages resulting from any breach by the indemnitee of its obligations under this sentence. If the amount of any Covered Loss suffered by any indemnitee is reduced, at any time subsequent to any payment in respect thereof by an indemnifying party pursuant to Section
         7.1 (Survival; Effect of Materiality Qualifiers) or Section 7.2 (Indemnification of Purchaser by Seller), as applicable, by recovery from any insurer or other third party or upon the realization of any Tax benefit on account of such Covered Loss, an amount equal to the amount of such reduction (not to exceed, in any event, the amount so previously paid in respect thereof by the indemnifying party) shall promptly be repaid by the indemnitee to the indemnifying party.

                  De Minimis Claim: the meaning set forth in Section 7.5(a).

                  Deductible: the meaning set forth in Section 7.5(a).

                  Disclosure Letter: the meaning set forth in the first paragraph of Article III.

                  EBITDA: is (i) measured from the Consolidated Income Statement of the Company for fiscal 2004, (ii) is defined as Net Income plus Provision for Income Taxes, Interest Expense, Depreciation and Amortization (less any debt cost amortization included in Interest Expense), professional fees related to the Restructuring Transactions (not to exceed $500,000) and LIFO charge less Interest Income, and
         (iii) is based upon the 2004 Audited Financial Statements. For purposes of clarity (and subject to rounding), in the Company Unaudited Financial Statements for the period ending February 28, 2004, EBITDA would be calculated as set forth below:

                     Net Income                              $83,381,000
                     Total Tax Provisions                    $64,324,000
                     Net Interest Expense                    $74,679,000
                     Total Interest Income                  ($1,921,000)
                                                            ------------
                                Sub total                    $72,758,000

                     Depreciation & Amortization            $133,914,000
                     LIFO Charge                              $4,688,000
                     Professional Fees                          $500,000
                                                            ------------
                     Total EBITDA                           $359,570,000

                  Employee: the meaning set forth in Section 3.10(a).

                  Environmental Assessments: the meaning set forth in Section 3.16(b).

                  Environmental Law: any federal, state or local law relating to: (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) otherwise relating to pollution of the environment or the protection of human health from exposure to any Hazardous Substance.

                  ERISA: the meaning set forth in Section 3.10(a).

                  ERISA Affiliate: the meaning set forth in Section 3.10(c).

                  ERISA Plan: the meaning set forth in Section 3.10(b).

                  Financial Statements: the meaning set forth in Section 3.4(c).

                  Financing: the meaning set forth in Section 5.16.

                  Financing Letter: the meaning set forth in Section 4.5.

                  GAAP: United States generally accepted accounting principles, consistently applied.

                  Governmental Entity: any foreign or domestic, federal, state, provincial, local, municipal or other governmental judicial, arbitral, legislative, executive or regulatory department, division, commission, administration, board, bureau, agency, court, tribunal, instrumentality or other body (whether temporary, preliminary or permanent).

                  Governmental Order: any order, writ, judgment, injunction, decree, declaration, stipulation, determination or award entered by or with any Governmental Entity.

                  Hazardous Substance: (i) those materials, pollutants and/or substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products including crude oil and any fractions thereof; (iii) natural gas, synthetic gas and any mixtures thereof;
         (iv) radon; (v) any other contaminant; and (vi) any materials, pollutants and/or substance with respect to which any Governmental Entity requires environmental investigation, monitoring, reporting or remediation.

                  HSR Act: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  Indebtedness: with respect to any Person, (i) all indebtedness of such Person, whether or not contingent, for borrowed money, (ii) all obligations for cash overdrafts, (iii) all obligations of such Person for the deferred purchase price of property or services, (iv) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends,
         (viii) all Indebtedness of others referred to in clauses (i) through
         (vii), and (ix) all Indebtedness referred to in clauses (i) through
         (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

                  Intellectual Property: all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a's, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues, and all goodwill associated with any of the foregoing; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, "Trade Secrets"); (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights.

                  Intercompany Payables: the meaning set forth in Section 1.2(a)(ii).

                  IRS: the Internal Revenue Service.

                  IT Assets: the Company's and the Company Subsidiaries' computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

                  "knowledge": when used with respect to the Company, the actual knowledge of Roger Matthews and Jonny Mason of Seller, the executive committee officers and the steering committee officers of the Company or the Company Subsidiaries and the General Counsel and the General Counsel, Real Estate of the Company.

                  Laws: the meaning set forth in Section 3.9(a).

                  Leased Real Property: the meaning set forth in Section
         3.12(b).

                  Leases: the meaning set forth in Section 3.12(b).

                  Legal Proceeding: any U.S. judicial, administrative or arbitration actions, suits, proceedings (public, private, civil or criminal), claims, complaints, disputes, investigations, actions or governmental proceedings.

                  Liabilities: any debt, liability or obligation, whether known or unknown, asserted or unasserted, determined or determinable, absolute or contingent, accrued or unaccrued and whether due or to become due.

                  Lien: any mortgage, pledge, deed of trust, lien (including, without limitation, environmental and tax liens), hypothecation, charge, claim, security interest, title defect, encumbrance, burden, charge or other similar restriction, lease, sublease, claim, title retention agreement, preferential arrangement, option, easement, covenant, encroachment or other adverse claim of any kind, including without limitation any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

                  LLCs: the meaning set forth in Section 3.7(n).

                  Loan Repayment Amount: the meaning set forth in Section 1.2(a)(ii).

                  Losses: the meaning set forth in Section 5.9(g)(i).

                  Material Adverse Effect: a material adverse effect on (i) the ability of Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or (ii) the Business, Assets, Liabilities, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole; provided, however, that any such effect resulting or arising from or relating to any change (A) in law, rule or regulation or GAAP or interpretations thereof, (B) in general economic or political conditions (including acts of war, declared or undeclared, armed hostilities, sabotage and terrorism that in each case are not targeted at the Company or the Company Subsidiaries and do not directly affect the Assets of the Company or the Company Subsidiaries), (C) in financial, securities or other market conditions (including prevailing interest rates) generally or in the retail (grocery stores) industry specifically or (D) resulting from or arising out of the announcement of, or actions taken in accordance with the provisions of this Agreement in connection with, the transactions contemplated by this Agreement shall not be considered when determining if a Material Adverse Effect has occurred or would be reasonably likely to occur (except with respect to the matters referred to in clauses (A) and (C), to the extent such matters have had or would be reasonably likely to have a materially greater adverse effect on the Company or the Company Subsidiaries than on the participants in the retail grocery industry generally in Connecticut, Massachusetts, Maine, New Hampshire, Rhode Island and Vermont).

                  Material Contract: the meaning set forth in Section 3.15.

                  Multiemployer Plan: the meaning set forth in Section 3.10(b).

                  Operating Companies: the meaning set forth in Section 3.4(a).

                  Operating Companies Unaudited Financial Statements: the meaning set forth in Section 3.4(b).

                  Organizational Documents: with respect to any corporation, its articles or certificate of incorporation and by-laws, and with respect to any other type of entity, its organizational documents.

                  Owned Real Property: the meaning set forth in Section 3.12(a).

                  Payment Programs: the meaning set forth in Section 3.9(c).

                  Pension Plan: the meaning set forth in Section 3.10(b).

                  Permits: the meaning set forth in Section 3.9(b).

                  Permitted Liens: such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced, and for which assessments or other charges are not yet due and payable or are due but not delinquent or due but being contested in good faith by appropriate proceedings: (i) statutory liens for Taxes, assessments or other governmental charges not yet due and payable; (ii) materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens imposed by Law arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; and (iii) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations.

                  Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Entity or other entity.

                  Post-Closing Tax Period: the meaning set forth in Section 5.9(b)(iii).

                  Pre-Closing Tax Period: the meaning set forth in Section 5.9(b)(iii).

                  Purchase: the meaning set forth in Section 1.1.

                  Purchase Price: the meaning set forth in Section 1.2(a).

                  Purchaser: the meaning set forth in the preamble.

                  Purchaser Indemnified Parties: the meaning set forth in
         Section 7.2(a).

                  Registered: issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

                  Restructuring Transactions: the unwind of the financing structure among the Company and the Company Subsidiaries as described on Annex A to this Agreement.

                  Scheduled Intellectual Property: the meaning set forth in
         Section 3.14(a).

                  Seller: the meaning set forth in the preamble.

                  Seller Group: means the Seller and each other entity that is or has been connected (for the purpose of any Tax legislation) with the Company or any Company Subsidiary, other than the Company and the Company Subsidiaries.

                  Seller Guaranty: the meaning set forth in Section 5.10.

                  Seller Indemnified Parties: the meaning set forth in Section 7.3(a).

                  Seller Insurance Policies: the meaning set forth in Section 5.12.

                  Shares: the meaning set forth in the recitals.

                  SIL: Store Investments Limited, a wholly-owned direct subsidiary of Seller, incorporated under the laws of the Cayman Islands.

                  Site Contamination: the meaning set forth in Section 7.2(a).

                  Straddle Tax Period: the meaning set forth in Section 5.9(b)(iii).

                  Subsidiary: with respect to any Person (other than a natural Person) means any other Person of which (i) the first mentioned Person or any Subsidiary thereof is a general partner, (ii) voting power to elect a majority of the board of directors or others performing similar functions with respect to such other Person is held by the first mentioned Person and/or by any one or more of its Subsidiaries, or
         (iii) at least 50% of the equity interests of such other Person is, directly or indirectly, owned or controlled by such first mentioned Person and/or by any one or more of its Subsidiaries.

                  Tax Matter: the meaning set forth in Section 5.9(f).

                  Tax Return: means all returns, certifications, forms, reports or other information required to be supplied to any Taxing Authority relating to Taxes.

                  Taxes: means (i) all foreign, U.S. federal, state or local taxes, fees, assessments, levies or other governmental charges whatsoever, including all income, gross receipts, franchise, withholding, unemployment insurance, social security, sales, use, excise, real and personal property, municipal, capital, stamp, transfer, license, payroll, VAT and workers' compensation taxes, or any liability for any of the foregoing together with all interest, penalties and additions imposed by any governmental authority responsible for the imposition of any Tax (foreign or domestic) (a "Taxing Authority") as a transferee or successor and (ii) liability for the payment of any amounts of the type described in (i) as a result of being a party to any agreement or any express or implied obligation to indemnify another Person.

                  Taxing Authority: has the meaning set forth in the definition of Taxes set forth in this Section 9.1.

                  Third-Party Claim: the meaning set forth in Section 7.4(a).

                  Trade Secrets: has the meaning set forth in the definition of Intellectual Property set forth in this Section 9.1.

                  WARN Act: the meaning set forth in Section 3.11.

                                    ARTICLE X

                               GENERAL PROVISIONS

         10.1 Expenses. Except as otherwise specifically provided in this Agreement, Seller and the Company, on the one hand, and Purchaser, on the other hand, shall bear their respective expenses, costs and fees (including attorneys', auditors' and financing fees, if any) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby are effected; provided that Purchaser shall be responsible for all filing fees in connection with (i) the filings required by the HSR Act and (ii) any other filings with Governmental Entities; and provided, further, that Seller shall be responsible for any attorneys', tax advisors' and financial advisors' fees of the Company incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, other than the incremental cost (i.e., the cost in excess of the cost that would have been incurred in preparing audited financial statements of the Operating Companies and their Subsidiaries on a combined basis for the fiscal year ended February 28, 2004) incurred by Seller in preparing the 2004 Audited Financial Statements, which shall be the responsibility of Purchaser.

         10.2 Further Actions. Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

         10.3 Certain Limitations. It is the explicit intent and understanding of each of the parties that no party nor any of its Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement and no party is relying on any statement, representation or warranty, oral or written, express or implied, made by another party or such other party's Affiliates, representatives or agents, except for the representations and warranties set forth in this Agreement. The parties agree that this is an arm's length transaction in which the parties' undertakings and obligations are limited to the performance of their obligations under this Agreement.

         10.4 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed, certified or registered mail with postage prepaid,
(iii) sent by next-day or overnight mail or delivery or (iv) sent by fax or telegram, as follows:

         (a)      if to Seller or the Company,

                  J Sainsbury plc
                  33 Holborn
                  London, England, EC1N 2HT
                  Fax: 44-207-695-6025
                  Telephone: 44-207-695-6025
                  Attention: Group Finance Director
                  cc: Group Company Director
                  Fax:  44-207-695-3541
                  Telephone: 44-207-695-3541
                  with a copy to:

                  Sullivan & Cromwell LLP
                  125 Broad Street
                  New York, New York  10004
                  Fax:  (212) 558-3588
                  Telephone: (212) 558-4048
                  Attention: Francis J. Aquila, Esq.

                  and

         (b)      if to Purchaser,

                  Albertson's, Inc.
                  250 Parkcenter Boulevard
                  Boise, Idaho 83726
                  Fax:  208-395-6021
                  Telephone: 208-395-6692
                  Attention:  Paul Rowan
                              Group Vice President, Business Law

                  with a copy to:

                  Jones Day
                  2727 North Harwood Street
                  Dallas, Texas 75201
                  Fax:  (214) 969-5100
                  Telephone:  (214) 969-3704
                  Attention:  Mark E. Betzen, Esq.

or, in each case, at such other address as may be specified in writing to the other parties hereto.

         All such notices, requests, demands, waivers and other communications so delivered, mailed or sent shall be deemed to have been received (i) if by personal delivery, on the day delivered, (ii) if by certified or registered mail, on the earlier of the date or receipt and the seventh business day after the mailing thereof, (iii) if by next-day or overnight mail or delivery, on the day delivered or (iv) if by fax or telegram, on the day on which such fax or telegram was sent, provided that a copy is also sent by certified or registered mail.

         10.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

         10.6 Assignment; Successors; Third-Party Beneficiaries. This Agreement shall not be assignable by any party hereto without the prior written consent of all of the other parties and any attempt to assign this Agreement without such consent shall be void and of no effect, except that Purchaser may assign its rights or obligations hereunder to any Affiliate, provided that no such assignment shall relieve Purchaser of its obligations hereunder. This Agreement shall inure to the benefit of, and be binding on and enforceable against, the successors and permitted assigns of the respective parties hereto. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and the successors and assigns permitted by this Section 10.6 any right, remedy or claim under or by reason of this Agreement, except that each indemnitee shall be a third party beneficiary with respect to Article VII and shall be entitled to the rights and benefits of, and to enforce, the provisions thereof.

         10.7 Amendment; Waivers, Etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

         10.8 Entire Agreement. This Agreement (including the Exhibits and Schedules referred to herein or delivered hereunder) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         10.9 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision.

         10.10 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

         10.11 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

         10.12 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

         10.13 Consent to Jurisdiction, etc. (a) The parties consent to exclusive jurisdiction in the United States District Court for the Southern District of New York (and any courts from which appeals from judgments of that court are heard) as to any dispute or claim as to which there is subject matter jurisdiction in that court and, for all other disputes or claims, the parties consent to exclusive jurisdiction in the Supreme Court of the State of New York, New York County (and any courts from which appeals from judgments of that court are heard). Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         (b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or Federal court in accordance with the provisions of Section 10.13(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

         (c) Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section
10.4 (Notices). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

         10.14 Equitable Relief. Irreparable damage would occur in the event that any of the provisions of this Agreement (including Section 5.14 (Noncompetition; No Solicitation)) were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

         10.15 Waiver of Punitive and Other Damages and Jury Trial. (a) EACH PARTY TO THIS AGREEMENT EXPRESSLY WAIVES AND FOREGOES ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         (c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

                             J SAINSBURY PLC

                             By  /s/ Roger Matthews
                             Name: Roger Matthews
                             Title: Group Finance Director


                             JS USA HOLDINGS INC.

                             By  /s/ Pieter Van Voorst
                             Name: Pieter Van Voorst
                             Title: President


                             ALBERTSON'S, INC.

                             By  /s/ John R. Sims
                             Name: John R. Sims
                             Title: Executive Vice President - General Counsel

                                                                    Schedule 1.2

                      Schedule of Closing Date Adjustments

Baseline                                                $2,475,000,000

Adjustments
           Capital Lease Obligations                    ($368,091,588)
           Price Adjustment in Respect of LLC Debt       ($23,500,000)
                                                        --------------
           Adjusted Cash                                   $50,100,000
                                                        --------------
           Net Adjustment                               ($341,491,588)

Purchase Price                                          $2,133,508,412